Exhibit 99.3

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

Among

RIVERSTONE NETWORKS, INC.,

PIPAL SYSTEMS, INC.

and

OTHER PARTIES SIGNATORY HERETO

December 18, 2002

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4.15	Litigation	21
4.16	Contracts	22
4.17	No Default	23
4.18	Proprietary Rights	23
4.19	Insurance	25
4.20	Brokers or Finders	26
4.21	Related Parties	26
4.22	Certain Advances	26
4.23	Receivables	26
4.24	Bank Accounts, Powers, etc.	26
4.25	Underlying Documents	27
4.26	No Misleading Statements	27
4.27	Tax Matters	27

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY		27

5.1	Organization	27
5.2	Authority	27
5.3	No Conflict with Other Instruments	28
5.4	Governmental Consents	28
5.5	SEC Documents	28
5.6	Shares of Parent Common	29
5.7	Interim Operations of Merger Subsidiary	29
5.8	Tax Matters	29

ARTICLE VI CONDUCT PRIOR TO THE EFFECTIVE TIME		29

6.1	Conduct of Business of the Company	29
6.2	No Solicitation	32
6.3	Strategic Agreements	33

ARTICLE VII ADDITIONAL AGREEMENTS		34

7.1	Approval of the Company Stockholders	34
7.2	Access to Information; Interim Financial Information	35
7.3	Confidentiality	35
7.4	Expenses	36
7.5	Public Disclosure	36
7.6	FIRPTA Compliance	36
7.7	Reasonable Efforts	36
7.8	Conduct; Notification of Certain Matters	36
7.9	Support Agreements	37
7.10	Sale of Shares	37
7.11	Blue Sky Laws	37
7.12	Legal Compliance	37
7.13	Nasdaq Notification	38
7.14	Additional Documents and Further Assurances	38
7.15	Indemnification	38
7.16	Plan of Reorganization; Surviving Corporation	38

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7.17	Information Statement	39
7.18	Piggyback Registration Rights Agreement	39

ARTICLE VIII CONDITIONS TO THE MERGER		39

8.1	Conditions to Obligations of Each Party to Effect the Merger	39
8.2	Additional Conditions to Obligations of the Company	40
8.3	Additional Conditions to the Obligations of Parent and Merger Subsidiary	41

ARTICLE IX INDEMNIFICATION AND ESCROW		43

9.1	Survival of Representations and Warranties	43
9.2	Indemnification and Escrow Arrangements	44

ARTICLE X TERMINATION, AMENDMENT, WAIVER, CLOSING		49

10.1	Termination	49
10.2	Effect of Termination	50
10.3	Fees and Expenses	50
10.4	Amendment or Supplement	51
10.5	Extension of Time, Waiver	51

ARTICLE XI GENERAL		51

11.1	Notices	51
11.2	Headings	53
11.3	Counterparts	53
11.4	Entire Agreement; Assignment	53
11.5	Severability	53
11.6	Other Remedies	53
11.7	Governing Law	54
11.8	Waiver of Jury Trial	54
11.9	Absence of Third-Party Beneficiary Rights	54

Exhibit A	Form of Support Agreement
Exhibit B	Form of Stockholder Certificate
Exhibit C	Form of FIRPTA Certificate
Exhibit D-1 and D-2	Forms of Employment Agreements
Exhibit E-1	Form of Cash Escrow Agreement
Exhibit E-2	Form of Share Escrow Agreement
Exhibit F	Form of Non-Competition and Non-Solicitation Agreement
Exhibit G	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
Exhibit H	Form of Amendment to the Company’s Restated Certificate of Incorporation
Exhibit I	Opinion of Pillsbury Winthrop LLP
Exhibit J	Form of Purchaser Representative Questionnaire
Exhibit K	Form of Offer Letter
Exhibit L	Form of Piggyback Registration Rights Agreement

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Schedule 4.2(e)	Vesting Schedules
Schedule 7.9	Stockholders Executing Support Agreements
Schedule 7.14(a)	Employees Executing Employment Agreements
Schedule 7.14(b)	Employees Executing Non-Competition and Non-Solicitation Agreement
Schedule 7.14 (d)	Employees Executing Offer Letters
Schedule 8.3(q)	Employees

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TABLE OF DEFINED TERMS

Term	Cross Reference in Agreement
2002 Financial Statements	7.14
Aggregate Common Number	2.1(c)(i)
Aggregate Common Stock Consideration Closing Value	2.2(a)
Agreement	Page 1
Average Closing Price	2.7
Balance Sheet	4.7
Balance Sheet Date	4.7
Business Combination	6.2(c)
Cap	9.2(a)
Cash Escrow Agreement	8.3(l)
Cash Escrow Fund	9.2(a)
Cash Option Portion	2.2(a)
Cash Shortfall	8.3(e)
Certificate	2.4(a)
Certificate of Merger	1.3
Closing	1.2
Closing Date	1.2
COBRA	4.12(e)
Code	Page 1
Common Cash Consideration	2.1(c)(ii)
Common Cash Exchange Ratio	2.1(c)(iii)
Common Stock Consideration	2.1(c)(v)
Common Stock Exchange Ratio	2.1(c)(iv)
Company	Page 1
Company Board	4.2(h)
Company Common	4.2(a)
Company Option	2.2(a)
Company Plan	2.2(a)
Company Preferred	4.2(a)
Company Returns	4.11(b)
Company Share	2.1(b)
Company Stock	4.2(a)
Company Stockholder Action	7.17
Company Stockholders Meeting	7.1(a)
Contract	4.5
DGCL	1.1
Disclosure Schedule	ARTICLE IV
Effective Time	1.3
Employee Plans	4.12(a)
Employment Agreements	7.14
Environmental Laws	4.10(a)
ERISA	4.12(a)
Escrow Agent	Page 1

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Term	Cross Reference in Agreement
Escrow Agreements	8.3(l)
Escrow Cash	2.3
Escrow Expiration Date	9.1
Escrow Funds	9.2(a)
Escrow Percentage	2.3
Escrow Period	9.2(b)
Escrow Shares	2.3
Exchange Act	5.5
Exchange Agent	2.4(a)
Financial Statements	4.7
GAAP	4.7
Hazardous Substances	4.10(a)
HSR Act	4.6(a)
Indebtedness	6.1(m)
Indebtedness and Liabilities Schedule	8.3(d)
Information Statement	7.17
known to	4.15
Legal Proceedings	4.15
Legal Requirements	4.5
Loss	9.2(a)
Losses	9.2(a)
material	4.5
material adverse change	4.5
material adverse effect	4.5
materially adverse	4.5
Maximum Liabilities Amount	8.3(d)
Merger	Page 1
Merger Consideration	2.4(a)
Merger Subsidiary	Page 1
Nasdaq	7.5
New Shares	9.2(d)
Non-Disclosure Agreement	7.3
Offer Letters	7.14
Officer’s Certificate	9.2(e)
Optionholder	2.10(b)
Parent	Page 1
Parent Board	5.2
Parent Loan	8.3(d)
Parent’s SEC Filings	5.5
Permits	4.14
Permitted Grants	6.1(p)
Person	4.5
Piggyback Registration Rights Agreement	7.18
Preferred Cash Consideration	2.1(c)(vii)
Preferred Exchange Ratio	2.1(c)(vi)

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Term	Cross Reference in Agreement
Principal Market	2.7
Properties	4.9(b)
Proprietary Rights	4.18(b)
Related Agreements	4.4
Representatives	6.2(a)
Sandburst Prototype Supply Agreement	4.17(b)
Securities Act	2.12
Securities and Exchange Commission	2.12
Securityholder	2.4(b)
Securityholder Agent	Page 1, 9.2(c)(i)
Securityholders	2.4(b)
Share Escrow Agreement	8.3(l)
Share Escrow Fund	9.2(a)
Stockholder Certificate	7.1(b)
Subsidiary	4.5
Substitute Option	2.2(b)
Substitute Option Percentage	2.2(a)
Substitute Option Portion	2.2(a)
Support Agreements	Page 1
Surviving Corporation	1.1
Tax	4.11(a)
Taxable	4.11(a)
Taxes	4.11(a)
Taxing Authority	4.11(a)
Third Party Claim	9.2(i)
Threshold	9.2(a)
to the knowledge of	4.15
Vesting Schedules	2.10(a)
Voting Debt	4.2(c)

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”), is dated as of the 18th day of December, 2002, by and among Riverstone Networks, Inc., a Delaware corporation (“Parent”), Poplar Acquisition Co., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”), and Pipal Systems, Inc., a Delaware corporation (the “Company”), and with respect to ARTICLE IX and ARTICLE XI only, Praveen K. Mandal as securityholder agent (the “Securityholder Agent”) and J.P. Morgan Trust Company, National Association, as escrow agent (the “Escrow Agent”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Parent, Merger Subsidiary and the Company deem it advisable and in the best interests of their respective stockholders to effect the merger hereafter provided for, in which Merger Subsidiary would merge with and into the Company and the Company would become a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, for Federal income tax purposes, the Merger is intended to qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, as a condition and an inducement to the willingness of Parent and Merger Subsidiary to enter into this Agreement, certain stockholders of the Company have concurrently herewith executed Support Agreements with Parent and Merger Subsidiary in substantially the form attached hereto as Exhibit A (“Support Agreements”) pursuant to which, among other things, such stockholders have agreed to vote the shares of Company Stock (as defined in Section 4.2(a)) owned by them in favor of the Merger:

NOW, THEREFORE, in consideration of the premises and of the mutual agreements, provisions and covenants herein contained, Parent, Merger Subsidiary and the Company hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time (as defined in Section 1.3), upon the terms and subject to the conditions of this Agreement, Merger Subsidiary shall be merged with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

1.2 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Pillsbury Winthrop LLP, 2550 Hanover Street, Palo Alto, California, as soon as practicable following satisfaction or waiver of all of the conditions to the obligations of the parties to consummate the transactions contemplated hereby in accordance with this Agreement or at such other time, place and date as is mutually agreed to by the parties hereto. The date of the Closing is referred to in this Agreement as the “Closing Date.”

1.3 Effective Time. As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger (the “Effective Time”).

1.4 Corporate Organization. At and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, liabilities and duties of the Company and Merger Subsidiary, all as provided under the DGCL.

ARTICLE II

EFFECT OF THE MERGER ON THE

CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

2.1 Conversion of Company Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company Stock, the following shall occur:

(a) Each share of common stock, $0.001 par value per share, of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation. Each stock certificate of Merger Subsidiary evidencing ownership of shares of common stock of Merger Subsidiary shall continue to evidence ownership of the shares of capital stock of the Surviving Corporation.

(b) Each share of Company Stock (as defined in Section 4.2(a)) (a “Company Share”) held by the Company as treasury stock or owned by Parent or any subsidiary of Parent immediately prior to the Effective Time shall be cancelled, and no payment shall be made with respect thereto.

(c) The following definitions shall be applicable for this ARTICLE II:

(i) “Aggregate Common Number” means the aggregate number of shares of Company Common outstanding immediately prior to the Effective Time (including all shares of Company Common issued or issuable upon exercise of all unvested and vested Company Options outstanding immediately prior to the Effective Time that do not terminate or expire unexercised as of the Effective Time).

(ii) “Common Cash Consideration” means Two Million Five Hundred Thousand Dollars ($2,500,000) less three-fourths of the amount of any Cash Shortfall.

(iii) “Common Cash Exchange Ratio” means the quotient, expressed as a decimal carried out to five (5) places, obtained by dividing (A) the Common Cash Consideration by (B) the Aggregate Common Number.

(iv) “Common Stock Exchange Ratio” means the quotient, expressed as a decimal carried out to five (5) places, obtained by dividing (A) the Common Stock Consideration by (B) the Aggregate Common Number.

(v) “Common Stock Consideration” shall mean 8,000,000 shares of common stock of Parent, $0.01 par value (“Parent Common”).

(vi) “Preferred Exchange Ratio” shall mean the quotient, expressed as a decimal carried out to five (5) places, obtained by dividing (A) the Preferred Cash Consideration by (B) the aggregate number of shares of Company Preferred outstanding immediately prior to the Effective Time.

(vii) “Preferred Cash Consideration” shall mean One Million Dollars ($1,000,000) less one-fourth of the amount of any Cash Shortfall.

(d) Each Company Share outstanding immediately prior to the Effective Time (except as otherwise provided in Section 2.1(b) or as provided in Section 2.5 with respect to Company Shares as to which appraisal rights have been properly exercised under Section 262 of the DGCL (or, if the Company is subject to Section 2115 of the California Corporations Code, Chapter 13 of the California Corporations Code)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and extinguished, and automatically converted into the right to receive, upon surrender of the Certificate representing such share of Company Stock in accordance with the terms of Section 2.4 hereof, and upon the terms and subject to the conditions set forth in this Agreement and each of the related agreements, including without limitation, the indemnification and escrow provisions set forth in ARTICLE IX hereof and in the Escrow Agreements, the following consideration:

(i) For each outstanding share of Company Preferred, an amount of cash (without interest) equal to the Preferred Cash Exchange Ratio; and

(ii) For each outstanding share of Company Common, (A) an amount of cash (without interest) equal to the Common Cash Exchange Ratio and (B) a number of shares of Parent Common equal to the Common Stock Exchange Ratio; provided, however, that the receipt of the Common Cash Consideration and Common Stock Consideration shall in all cases be subject to the provisions of Section 2.10.

2.2 Conversion of Stock Options.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the holders of Company Options (as defined below), each unexpired and unexercised option to purchase Company Shares (a “Company Option”) granted under the Company’s 2001 Stock

Plan (the “Company Plan”) outstanding immediately prior to the Effective Time, whether vested or unvested, shall with respect to the Cash Option Portion, be settled for cash payment and, with respect to the Substituted Option Portion, be converted by Parent in accordance with the provisions set forth below. In order to determine that number of shares of Company Common underlying each Company Option which shall be converted by Parent (the “Substituted Option Portion”), the number of shares underlying each Company Option shall be multiplied by the Substituted Option Percentage. The remaining number of shares of Company Common underlying each Company Option shall be settled for cash (the “Cash Option Portion”). The “Substituted Option Percentage” shall be calculated by dividing (x) the product of (a) the Average Closing Price and (b) the Common Stock Consideration (the “Aggregate Common Stock Consideration Closing Value”) by (y) the sum of (a) the Aggregate Common Stock Consideration Closing Value and (b) the Common Cash Consideration.

(b) The Substituted Option Portion of each unexpired and unexercised Company Option then outstanding, whether vested or unvested, shall be, in connection with the Merger, converted by Parent into an option to acquire Parent Common under the Parent 2000 Equity Incentive Plan in accordance with the following provisions. The Substituted Option Portion of each Company Option so converted by Parent under this Agreement (the “Substituted Option”) shall, except as provided in Section 2.2(d), continue to have, and be subject to, the same terms and conditions as were applicable to such Company Option immediately prior to the Effective Time (including any repurchase rights or vesting provisions), provided that (A) such Substituted Option shall be exercisable for that number of whole shares of Parent Common equal to the product of (i) the number of shares of Company Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time (assuming such Company Option were exercisable in full) multiplied by (ii) the Common Stock Exchange Ratio (rounded down to the nearest whole number of shares of Parent Common); and (B) the per share exercise price for the shares of Parent Common issuable upon exercise of such Substituted Option shall be equal to the product determined by multiplying the exercise price per share of Company Stock at which such Company Option was exercisable immediately prior to the Effective Time by the quotient obtained by dividing (x) the number of shares of Company Stock that were issuable upon exercise of the Substituted Option immediately prior to the Effective Time (assuming such Substituted Option were exercisable in full) by the number of shares of Parent Common subject to such Substituted Option (rounded up to the nearest whole cent). The parties intend that the conversion of the Substituted Option Portion of the Company Options hereunder will meet the requirements of Section 424(a) of the Code and this Section 2.2 will be interpreted accordingly.

(c) The Cash Option Portion of each unexpired and unexercised Company Option then outstanding, whether vested or unvested, shall be, in connection with the Merger, settled for cash payment by Parent, which shall be the product of (i) the number of shares of Company Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time (assuming such Company Option were exercisable in full) and (ii) Common Cash Exchange Ratio, minus the product of (x) the number of shares of Company Stock subject to the Cash Option Portion of the Company Option and (y) the per share exercise price for the shares of Company Stock issuable upon exercise of such Company Option. The cash payment payable for the Cash Option Portion of each Company Option shall be subject to the portion of the applicable Vesting Schedule of the Company Option as set forth in Schedule 4.2(e) and the provisions of Section 2.10.

(d) Parent shall assume the Company’s obligations, and shall be assigned the Company’s repurchase rights and purchase options, under the stock option agreements and any Restricted Stock Purchase Agreements entered into pursuant to the Company Plan and the other restricted stock purchase agreements listed on Schedule 2.2(d) of the Company Disclosure Schedule, true and correct copies of which have been made available by the Company to Parent. Any and all restrictions on the Company Common issued pursuant to the Company Plan or such other agreements which do not lapse in accordance with their terms (as in effect on the date hereof) shall continue in full force and effect until such restrictions lapse pursuant to the terms of such agreements, and any repurchase rights or repurchase options which the Company has with respect to the Company Common shall also continue in full force and effect; provided, however, that the per share repurchase price for the shares of Parent Common that were issued in exchange for Company Common shall be equal to the Substituted Option Percentage multiplied by the quotient determined by dividing (i) the per share repurchase price of such Company Common immediately prior to the Effective Time by (ii) the Common Stock Exchange Ratio (rounded to the nearest whole cent).

(e) The Company agrees to take all actions necessary or advisable to cause all Company Options and Company Common to remain unchanged except for the conversion of Company Options into options to purchase shares of Parent Common or the right to receive cash as provided for in this Section 2.2.

2.3 Escrowed Consideration. As collateral for the indemnification obligations of the Company pursuant to ARTICLE IX of this Agreement, Parent shall deposit an aggregate of (a) an amount in cash which is equal to the product of the Escrow Percentage (defined below) multiplied by the Common Cash Consideration after any deductions are made therefrom as a result of any Cash Shortfall (the “Escrow Cash”) and (b) the number of shares of Parent Common which is equal to the product of the Escrow Percentage multiplied by the Common Stock Consideration (the “Escrow Shares”) in escrow pursuant to the terms of this Agreement and the Escrow Agreements, which amounts shall constitute the Escrow Funds hereunder. “Escrow Percentage” shall mean the percentage calculated by dividing (x) the number which is 10% of the Merger Consideration by (y) the total of the Common Cash Consideration and Common Stock Consideration (using in such calculations the Average Closing Price, as defined in Section 2.7, for purposes of determining the dollar equivalent of the Common Stock Consideration).

2.4 Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint an agent (the “Exchange Agent”) for the purpose of exchanging certificates representing Company Shares (a “Certificate”) for the consideration set forth in Section 2.1(d). The aggregate shares of Parent Common and cash to be received by all holders of Company Stock as consideration pursuant to Section 2.1(d), together with cash in lieu of fractional shares as specified in Section 2.7, is referred to herein as the “Merger Consideration.” Parent shall make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of Company Shares (less any Common Cash

Consideration which according to the applicable Vesting Schedule as described in Section 2.10 shall not yet be payable, and less the Escrow Cash and Escrow Shares to be deposited in the Escrow Funds (as defined in Section 9.2(a)), together with any dividends, interest or other distributions payable pursuant to Section 2.4(g). As promptly as practicable after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of record of Company Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall explain how all requirements under Section 2.4(c) below may be met, and how withholding will be calculated under Section 2.8 below).

(b) Holders of Company Shares (“Securityholders,” each a “Securityholder”) whose rights have been converted into rights to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate or Certificates representing Company Shares, together with a properly completed letter of transmittal covering such Company Shares, will be entitled to receive (i) the Merger Consideration payable in respect of such Company Shares, less (x) the amount of Escrow Cash and the number of Escrow Shares attributable to the pro rata interest of such holder to be deposited in the Escrow Funds on such holders’ behalf pursuant to Section 2.3 and ARTICLE IX, if any, and (y) that portion of the Common Cash Consideration which is not yet payable in accordance with the applicable Vesting Schedule, and (ii) any dividends or other distributions to which such holders are entitled under Section 2.4(g). Until so surrendered, each Certificate that has been converted into the right to receive the Merger Consideration shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration and the right to receive any dividends or other distributions payable pursuant to Section 2.4(g).

(c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of Company Shares represented by the Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such payment that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and accompanied by all documents required to evidence and effect the transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Company Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of Company Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the consideration provided for and in accordance with the procedures set forth in this ARTICLE II.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.4(a) that remains unclaimed by the holders of Company Shares one hundred twenty (120) days after the Effective Time shall be automatically returned to Parent, and any holder who has not exchanged such holder’s Company Shares for the Merger Consideration in accordance with this Section 2.4 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such holder’s Company Shares. Notwithstanding the foregoing, neither Parent, the Company nor the Surviving Corporation shall be liable to any holder of Company Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Company Shares twelve (12) months after the Effective Time (or such earlier date prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.4(a) to pay for Company Shares for which appraisal rights have been perfected shall be returned to Parent upon demand.

(g) No dividends, interest or other distributions with respect to Parent Common constituting part of the Merger Consideration shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Section 2.4 and all such dividends, interest and other distributions shall be deposited with the Exchange Agent. Upon such surrender, there shall be paid, without interest, to the Person in whose name the Certificates representing shares of Parent Common into which such Company Shares were converted are registered, all dividends, interest and other distributions payable in respect of such shares of Parent Common on a date subsequent to, and in respect of a record date after, the Effective Time.

2.5 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, Company Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted or consented to the Merger in writing and who has demanded appraisal for such Company Shares in accordance with Section 262 of the DGCL (and, if the Company is subject to Section 2115 of the California Corporations Code, such rights as may be granted to such persons in Chapter 13 of the California Corporations Code) shall not be converted into a right to receive the applicable portion of the Merger Consideration. Each such holder shall be entitled to receive payment of the appraised value of such shares of Company Stock held by such holder in accordance with the DGCL (and, if the Company is subject to Section 2115 of the California Corporations Code, such rights as may be granted to such persons in Chapter 13 of the California Corporations Code), unless and until such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses such holder’s right to appraisal, such Company Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the applicable portion of the Merger Consideration in accordance with the terms of this Agreement. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Company Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

2.6 Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the number of shares of Parent Common constituting all or part of the Merger Consideration shall be appropriately adjusted.

2.7 Fractional Shares. No fractional shares of Parent Common shall be issued in the Merger. All fractional shares of Parent Common that a holder of Company Common would otherwise be entitled to receive as a result of the Merger as part of the Merger Consideration shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying the average of the closing prices per share of Parent Common on the Principal Market for the fifteen (15) consecutive trading days ending on the date that is three (3) trading days prior to the Closing Date (such average price, the “Average Closing Price”) by the fraction of a share of Parent Common to which such holder would otherwise have been entitled. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting problems that would otherwise be caused by the issuance of fractional shares. “Principal Market” shall mean the principal national securities exchange on which the Parent Common is listed or admitted to trading, or if not listed on a national securities exchange, The Nasdaq Stock Market, or if not listed or admitted to trading on The Nasdaq Stock Market, in the over-the-counter market as furnished by the OTC Bulletin Board or the National Quotation Bureau, Inc.

2.8 Withholding Rights. Each of the Exchange Agent, Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this ARTICLE II such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by the Exchange Agent, Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares in respect of which such deduction and withholding was made by the Exchange Agent, Surviving Corporation or Parent, as the case may be.

2.9 Lost Certificates. If any Certificate outstanding immediately prior to the Effective Time shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such Person of a bond, in such amount as the Exchange Agent may direct, as indemnity against any claim that shall be made against the Surviving Corporation or the Exchange Agent with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the Company Shares represented by such Certificate as contemplated by this ARTICLE II.

2.10 Vesting, Repurchase Rights; Acceleration.

(a) Except as set forth on Schedule 4.2(e), each share of Company Common to be exchanged in the Merger is subject to a particular vesting schedule, which is in the form of the Company’s right of repurchase. Each Company Option to be converted or settled in the Merger is subject to a particular vesting schedule with the ability to early exercise, subject to the Company’s right of repurchase. Such vesting schedules, whether in the form of a right to repurchase or future vesting applicable to all outstanding shares and options, are set forth in Schedule 4.2(e) hereto and are described herein as the “Vesting Schedules.” The Company shall deliver an updated Schedule 4.2(e) on the Closing Date to reflect any Permitted Grants and shares issued pursuant to any options exercised between the date of this Agreement and the Closing Date. The Common Cash Consideration and each share of Common Stock Consideration payable in exchange for a share of Company Common or upon exercise of Substituted Options shall remain subject to the applicable Vesting Schedule, if any, of the share of Company Common presented for exchange or the Company Option converted such that (i) the cash shall be held by Parent and paid out by Parent on the date which is ten (10) years from the Closing Date but will be paid earlier to each holder of Company Common or a Company Option that was outstanding immediately prior to the Effective Time who satisfies the terms of the portion of that holder’s applicable Vesting Schedule specified in Schedule 4.2(e) and (ii) the shares of Parent Common shall be subject to Parent’s right of repurchase, which shall lapse in accordance with the applicable Vesting Schedule. Provided, however, that the Vesting Schedule with respect to the Common Cash Consideration and the Common Stock Consideration shall be accelerated if required pursuant to Section 2.10(b).

(b) Acceleration Upon Termination Without Cause. In the event that the employment of a Securityholder who is not named in Schedule 7.14(a) is terminated by Parent other than for cause prior to the date one year from such Securityholder’s vesting commencement date as set forth on Schedule 4.2(e), Parent’s repurchase right, which shall be based upon the applicable Vesting Schedule of each Securityholder, shall immediately lapse such that the Securityholder shall be vested in 25% of his or her applicable portion of the Common Cash Consideration and the Common Stock Consideration; provided, however, that a portion of such Common Cash Consideration and Common Stock Consideration may be held in the Escrow Funds if required as such Securityholder’s pro rata portion of the Escrow Cash and Escrow Shares. In the event that the employment of a holder of Company Options (“Optionholder”) who is not named in Schedule 7.14(a) is terminated by Parent other than for cause prior to the date one year from such Optionholder’s vesting commencement date as set forth on Schedule 4.2(e), the Optionholder shall be immediately vested in 25% of his or her applicable portion of the Common Cash Consideration and in 25% of the shares of Parent Common underlying his or her Substituted Option.

(c) No Assignment of Rights to Payment of Common Cash Consideration. No right to receive any distribution of cash pursuant to Section 2.4 or this Section 2.10 may be assigned or transferred to any Person (whether by operation of law, or in connection with any sale, assignment or other transfer of any shares of Company Stock or Company Options or any Parent securities issued in exchange therefor pursuant to Section 2.1, or otherwise), and any attempt to do so will be null and void. The provisions of Section 2.4 or this Section 2.10 relating to the Common Cash Consideration are intended solely for the benefit of the Persons who immediately prior to the Effective Time were holders of Company Stock and/or Company Options. The right (if any) to receive distributions in connection with any payments of Common Cash Consideration shall be personal to the Persons who immediately prior to the Effective Time were holders of Company Stock and/or Company Options, and such right shall not (x) attach to or run with such stock or options or any Parent securities issued in exchange therefor or (y) inure to the benefit of any purchaser, assignee or other transferee either of such stock or options or such Parent securities. Notwithstanding the foregoing, an interest in any payments of Common Cash Consideration may be assigned or transferred involuntarily pursuant to will or the laws of intestate succession or pursuant to a qualified domestic relations order as defined by the Code.

2.11 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. No party shall take any action which would, to such party’s knowledge, cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

2.12 Exemption from Registration. Parent and the Company intend that the shares of Parent Common to be issued pursuant to Section 2.1(d) and Section 2.10 in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated by the Securities and Exchange Commission (“SEC”) thereunder, by reason of section 4(2) of the Securities Act.

ARTICLE III

THE SURVIVING CORPORATION

3.1 Certificate of Incorporation. The Certificate of Incorporation of the Company shall at the Effective Time be amended to read in its entirety in the same manner as the Certificate of Incorporation of Merger Subsidiary until amended in accordance with applicable law, except that the name of the Surviving Corporation shall be the current name of the Company.

3.2 Bylaws. The Bylaws of Merger Subsidiary in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable law.

3.3 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law and the Certificate of Incorporation and Bylaws of the Surviving Corporation (or until their earlier resignation or removal), the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and, except as may be specified by Parent pursuant to Schedule 3.3, the officers of Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise specifically set forth on the disclosure schedule (specifically cross-referencing the appropriate Section and subsection numbers) delivered by the Company to Parent prior to the execution of this Agreement (the “Disclosure Schedule”), the Company represents and warrants to both Parent and Merger Subsidiary as follows:

4.1 Organization and Qualification.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite power and authority to own, lease and operate its respective properties and to carry on its business as now being conducted. The Company is qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the nature of its business requires such qualification except where the failure to be so qualified or in good standing would not have a material adverse effect on the Company, which states or jurisdictions are listed in Section 4.1(a) of the Disclosure Schedule.

(b) The Company has delivered to Parent or Parent’s counsel true, complete and correct copies of its (i) Restated Certificate of Incorporation and Bylaws, as amended to the date hereof, (ii) minutes of all of directors’ and stockholders’ meetings (or other applicable meetings, including committees of the board of directors) and actions by written consent, complete and accurate as of the date hereof, (iii) stock ledgers and stock transfer books and all other records that collectively correctly set forth the record ownership of all outstanding shares of its capital stock or other equity interests and all rights to purchase capital stock or other equity interests, and (iv) form of stock certificates, option agreements and rights to purchase shares of its capital stock or other equity interests. Such Restated Certificate of Incorporation and Bylaws are in full force and effect on the date hereof.

(c) Section 4.1(c) of the Disclosure Schedule lists the directors and officers of the Company as of the date hereof.

4.2 Capital Structure.

(a) The authorized capital stock of the Company consists of 15,000,000 shares of common stock, $0.001 par value (“Company Common”) and 5,000,000 shares of Series A Preferred Stock, $0.001 par value (“Company Preferred”). As of the date of this Agreement, there are issued and outstanding 3,312,000 shares of Company Common and 500,000 shares of Company Preferred. Each share of Company Preferred is convertible into one share of Company Common subject to certain adjustments specified in the Company’s Restated Certificate of Incorporation. As of the date of this Agreement, there is an aggregate of 500,000 shares of Company Common reserved for issuance upon conversion of Company Preferred. The Company Common and Company Preferred are referred to herein collectively as “Company Stock.” The rights, preferences and privileges of Company Common and Company Preferred are as set forth in the Company’s Restated Certificate of Incorporation.

(b) As of the date of this Agreement, 333,000 shares of Company Common are reserved for issuance upon exercise of outstanding Company Options, and 905,000 shares of Company Common are reserved for issuance pursuant to the Company Plan.

(c) Other than as described in Section 4.2(a) and Section 4.2(b) above, there are no other outstanding shares of capital stock or other equity securities of the Company and no other options, warrants, calls, conversion rights, commitments or agreements of any character to which the Company is a party or by which the Company may be bound that do or may obligate the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the Company’s capital stock or securities convertible into or exchangeable for the Company’s capital stock or that do or may obligate the Company to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement. There are no outstanding bonds, debentures, notes or other indebtedness or debt securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote (“Voting Debt”).

(d) Except as set forth in Section 4.2(d)of the Disclosure Schedule, of the issued and outstanding shares of Company Stock, all of the shares of Company Common are subject to repurchase at the option of the Company and no other shares of Company Stock are subject to repurchase or redemption. All outstanding shares of Company Stock are, and any shares of Company Common issued upon exercise of Company Options outstanding on the date hereof or granted pursuant to Section 6.1(p) (subject to receipt of the applicable exercise prices) will be, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute or the Company’s Restated Certificate of Incorporation or Bylaws or rights similar to preemptive rights created by any agreement to which the Company is a party or by which the Company may be bound. All outstanding securities of the Company have been issued in compliance with applicable federal and state securities laws.

(e) Section 4.2(e) of the Disclosure Schedule contains complete and accurate lists of the holders of outstanding Company Common and Company Preferred and the number of shares owned of record by each such holder, and the number of shares subject to Company Options and the holders of outstanding Company Options. Section 4.2(e) of the Disclosure Schedule is complete and accurate on the date hereof and, if required, an updated Section 4.2(e) of the Disclosure Schedule to be attached hereto will be complete and accurate as of the Closing Date. Such Section 4.2(e) of the Disclosure Schedule identifies the vesting schedule, applicable legends, and repurchase rights or other risks of forfeiture of any outstanding security of the Company. Except as set forth in Section 4.2(e) of the Disclosure Schedule, Section 2.10(b), the Employment Agreements or the Offer Letters, no acceleration of vesting, continuation of vesting after termination of employment or service or other special vesting (whether with the passage of time, upon the occurrence of certain events or otherwise) will occur or result from the transactions contemplated by this Agreement and the Related Agreements.

(f) Section 4.2(f) of the Disclosure Schedule contains a complete and accurate list of each stock option plan, stock appreciation rights or other equity-related stock incentive plan of the Company.

(g) Except for any restrictions imposed by applicable federal and state securities laws and the Company’s right of repurchase with respect to unvested shares of Company Common, the Vesting Schedules of which are set forth in Schedule 4.2(e), there is no right of first refusal, co-sale right, right of participation, right of first offer, option or other restriction on transfer applicable to any shares of Company Stock.

(h) Except as set forth in Section 4.2(h) of the Disclosure Schedule, the Company is not a party to any voting trust, proxy, or other agreement that affects or relates to the voting or giving of written consent with respect to any outstanding security of the Company, the election of directors, the appointment of officers or other actions of the Company’s Board of Directors (the “Company Board”) or the management of the Company.

4.3 No Subsidiaries or Equity Investments. The Company does not have and has never had any subsidiaries or companies controlled by, or under common control with, the Company and does not own and has never owned any equity interest in, or controlled, directly or indirectly, any other Person (as defined in Section 4.5).

4.4 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and any Related Agreements (as defined below) and, subject only to the requisite approval of this Agreement and the Merger by the Company’s stockholders, to perform its obligations hereunder and consummate the transactions contemplated hereby and thereby. The votes required of the Company’s stockholders to duly approve the Merger and this Agreement are (i) that number of shares as would constitute a majority of the outstanding shares of Company Common and Company Preferred, voting as a single class, and (ii) that number of shares as would constitute a majority of the outstanding shares of Company Preferred. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company, including approval of the Company Board, subject only to the requisite approval of this Agreement and the Merger by the Company’s stockholders. This Agreement is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, and each of the Related Agreements to which the Company is a party, assuming the due authorization, execution and delivery thereof by the other parties thereto, will be a valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except, in each case, (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. As used in this Agreement, “Related Agreements” shall mean all ancillary agreements contemplated by this Agreement to be executed and delivered in connection with the transactions contemplated hereby.

4.5 No Conflict with Other Instruments. Except as set forth in Section 4.5 of the Disclosure Schedule, the execution, delivery and performance of this Agreement and each of the Related Agreements to which the Company is a party and the transactions contemplated hereby and thereby, assuming that all consents, approvals, authorizations and other actions described in Section 4.6 have been obtained and all filings and obligations described in Section 4.6 have been made or complied with, (a) will not result in any violation of, conflict with, constitute a breach, violation or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation, forfeiture or acceleration of any obligation or loss of any benefit under, or result in the creation or encumbrance on any of the properties or assets of the Company pursuant to (i) any provision of the Company’s Restated Certificate of Incorporation or Bylaws or (ii) any agreement, contract, commitment, note, mortgage, indenture, lease, franchise, license, permit or other instrument, whether written or oral (each, a “Contract”), to which the Company is a party or by which the properties or assets of the Company are bound, or (b) to the knowledge of the Company after reasonable inquiry, conflict with or result in any breach or violation of any statute, judgment, decree, order, rule or governmental regulation (“Legal Requirements”) applicable to the Company or its properties or assets, except, in the case of clauses (a)(ii) and (b) for any of the foregoing that could not, individually or in the aggregate, have a material adverse effect on the Company or that would not result in the creation of any material lien, charge or encumbrance upon any assets of the Company or that could not prevent, materially delay or materially burden the transactions contemplated by this Agreement. As used in this Agreement, any reference to any event, change or effect being “material” or “materially adverse” or having a “material adverse effect” or “material adverse change” on or with respect to an entity (or group of entities, taken as a whole) means such event, change or effect is material or materially adverse, as the case may be, to the business, financial condition, properties, assets, liabilities, or results of operations of such entity (or, if with respect thereto, of such group of entities taken as a whole); it being understood that (i) neither (a) an adverse change attributable solely to general economic conditions or to other changes affecting companies in the same industry as the Company nor (b) losses incurred by the Company in the ordinary course of business consistent with past practice or the budget previously approved by Parent, shall be deemed to be a material adverse change or effect as to the Company and (ii) changes in trading prices of Parent’s securities shall not be taken into account in determining whether there has been a material adverse change or effect on Parent or Parent and its Subsidiaries, taken as a whole. As used in this Agreement, “Subsidiary” when used with respect to any Person means any other Person, whether incorporated or unincorporated, in which such Person or any one or more of its Subsidiaries directly owns or controls (i) fifty percent (50%) or more of the securities or other ownership interests, including profits, equity or beneficial interests, or (ii) securities or other interests having by their terms ordinary voting power to elect more than fifty percent (50%) of the board of directors or others performing similar function with respect to such other Person that is not a corporation. As used in this Agreement, “Person” means an individual, a corporation, a limited liability company, a partnership, a joint venture, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

4.6 Consents.

(a) Except as set forth in Section 4.6 of the Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration of, or qualification or filing with, any court, administrative agency, commission, regulatory authority or other governmental or administrative body or instrumentality, whether domestic or foreign, or any Person, including a party to any Contract or agreement with the Company (so as not to trigger any conflict or default under such Contract or agreement not otherwise described in Section 4.5) is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement and any Related Agreements to which the Company is a party by the Company or the consummation by the Company of the transactions contemplated hereby or thereby, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) such consents, approvals, orders, authorizations, registrations, declarations, qualifications or filings as may be required under federal or state securities laws in connection with the transactions contemplated hereby or which the failure to obtain would not have a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby, and (iii) filings required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), if any.

(b) No consent, approval or authorization of the holders of Company Options is required with respect to the conversion of their respective Company Options pursuant to Section 2.2.

4.7 Financial Statements. The Company has previously furnished to Parent a complete and accurate copy of the unaudited balance sheets as of (i) December 31, 2001 and related unaudited statements of operations, statements of stockholders equity, and statements of cash flows for the year ended December 31, 2001, and (ii) September 30, 2002 and related unaudited statements of operations, statements of stockholders equity, and statements of cash flows for the nine (9) months ended September 30, 2002 (the “Financial Statements”). The balance sheet as of September 30, 2002 is hereinafter referred to as the “Balance Sheet.” The Financial Statements are, and any additional financial statements for the fiscal year ended December 31, 2002, when delivered to Parent, shall be, complete and correct in all material respects and present fairly the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments and the absence of notes required under generally accepted accounting principles (“GAAP”). At the date of the Balance Sheet (the “Balance Sheet Date”) and as of the Closing Date, except as set forth in the Disclosure Schedule, the Company had no and will have no liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected on the Balance Sheet under GAAP not reflected in the Financial Statements or the accompanying notes thereto, except for liabilities and obligations that have arisen in the ordinary course of business prior to the date of the Financial Statements and which, under GAAP, would not have been required to be reflected in the Financial Statements, and except for liabilities incurred in the ordinary course of business since the date of the Financial Statements that have not resulted in a material adverse effect on the Company.

4.8 Absence of Changes. From the Balance Sheet Date, except as otherwise specifically contemplated by this Agreement or set forth in Section 4.8 of the Disclosure Schedule, the Company has conducted its business only in the ordinary and usual course and, without limiting the generality of the foregoing:

(a) There have been no changes in the condition (financial or otherwise), business, net worth, assets, prospects, properties, employees, operations, obligations or liabilities of the Company which, in the aggregate, have had or may be reasonably expected to have a material adverse effect on the Company;

(b) The Company has not issued, or authorized for issuance, or entered into any commitment to issue, any equity security, bond, debenture, note or other security, except for grants or exercises under the Company Plan;

(c) The Company has not incurred additional debt for borrowed money other than the Parent Loan as defined in Section 8.3(d), or incurred any obligation or liability except in the ordinary course of business consistent with past practice and in any event not in excess of $50,000 for any single occurrence;

(d) The Company has not paid any obligation or liability, or discharged, settled or satisfied any claim, lien or encumbrance, except for liabilities in the ordinary course of business consistent with past practice and in any event not in excess of $50,000 for any single occurrence;

(e) The Company has not declared or made any dividend, payment or other distribution on or with respect to any share of capital stock, other than pursuant to stock repurchase rights under the Company Plan;

(f) The Company has not purchased, redeemed or otherwise acquired or committed itself to acquire, directly or indirectly, any share or shares of its capital stock, other than pursuant to the stock repurchase rights under the Company Plan;

(g) The Company has not mortgaged, pledged, or otherwise encumbered any of its assets or properties, except for liens for current taxes that are not yet delinquent, and purchase-money liens arising out of the purchase or sale of services or products, mechanics, carriers, warehousemen’s and other similar liens made or arising in the ordinary course of business consistent with past practice and in any event not in excess of $10,000 for any single item or $25,000 in the aggregate;

(h) The Company has not disposed of, or agreed to dispose of, by sale, lease, license or otherwise, any asset or property, tangible or intangible, except in the ordinary course of business consistent with past practice, and in each case for a consideration believed to be at least equal to the fair value of such asset or property and in any event not in excess of $10,000 for any single item or $25,000 in the aggregate;

(i) The Company has not purchased or agreed to purchase or otherwise acquire any securities of any Person;

(j) The Company has not made any expenditure or commitment for the purchase, acquisition, construction or improvement of a capital asset, except in the ordinary course of business consistent with past practice and in any event not in excess of $25,000 for any single item or $50,000 in the aggregate;

(k) The Company has not entered into any transaction or Contract, or made any commitment to do the same;

(l) The Company has not sold, assigned, transferred or conveyed, or committed itself to sell, assign, transfer or convey, any Proprietary Rights (as defined in Section 4.18);

(m) The Company has not adopted or amended any bonus, incentive, profit-sharing, stock option, stock purchase, pension, retirement, deferred-compensation, severance, life insurance, medical or other benefit plan, agreement, trust, fund or arrangement for the benefit of employees of any kind whatsoever, nor entered into or amended any agreement relating to employment, services as an independent contractor or consultant, or severance or termination pay, nor agreed to do any of the foregoing;

(n) The Company has not effected or agreed to effect any change in its directors, officers or key employees; and

(o) The Company has not effected or committed itself to effect any amendment or modification in its Restated Certificate of Incorporation or Bylaws.

4.9 Properties.

(a) The Company does not own any real property. All of the fixed assets and properties reflected in the Financial Statements or acquired after the Balance Sheet Date are in good operating condition and repair (subject to normal wear and tear and scheduled maintenance, having regard to their use and age) for the requirements of the business as presently conducted by the Company, except for defects which will not interfere with the conduct of normal operations of the Company. The Company has good and valid title to, or valid leasehold interests in, all tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any liens or encumbrances.

(b) Section 4.9(b) of the Disclosure Schedule contains a complete and accurate list of all real property leased or subleased to or by the Company in the last two (2) years (the “Properties”), the name of the lessor and the date of the lease. The Company does not have any options to purchase any such Properties or any other real property. The Properties are held under valid, existing and enforceable leases.

4.10 Environmental Matters.

(a) To the best of its knowledge, except as disclosed in Section 4.10(a) of the Disclosure Schedule, the Company is, and at all times has been, in compliance in all material respects with all applicable local, state and federal statutes, orders, rules, ordinances, consents, authorizations, regulations and codes and all judicial or administrative interpretations thereof relating to health and safety, pollution or protection of the environment, including, without limitation, laws relating to receptors, such as persons, wildlife, fish, biota or other natural resources, or to emissions, discharges, releases or threatened releases of Hazardous Substances (as defined below) into or on land, ambient air, surface water, groundwater, personal property or structures (including the protection, cleanup, removal, remediation or damage thereof), or otherwise related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances (collectively, “Environmental Laws”). The Company is not aware of any pending or threatened investigation, claim, litigation or proceeding against the Company relating to releases or threatened releases of Hazardous Substances or relating to any violation or alleged violation of any Environmental Law, and the Company is not aware of any fact or circumstance which could involve the Company in any litigation, proceeding, investigation or claim or impose any liability upon the Company relating to any Environmental Law. As used in this Agreement, “Hazardous Substances” means any pollutant, contaminant, material, substance, waste, chemical or compound regulated, restricted or prohibited by any Environmental Law.

(b) To the Company’s knowledge, there are no Hazardous Substances in, under or about the soil, sediment, surface water or groundwater on, under or around any properties at any time owned, leased or occupied by the Company, including the Properties, for which the Company has any liability. The Company has not disposed of any Hazardous Substances on or about such properties, including the Properties, other than in compliance with Environmental Laws. There is no present release or, to the Company’s knowledge, threatened release of any Hazardous Substances in, on, or under such properties, including the Properties, other than in compliance with Environmental Laws or other than for which the Company would not have any liability. The Company has not disposed of any materials at any site being investigated or remediated for contamination or possible contamination of the environment other than in compliance with Environmental Laws or other than for which the Company would not have any liability.

(c) The Company has all material permits, licenses and approvals required by Environmental Laws for the use and occupancy of, and for all operations and activities conducted on, the Properties, and the Company is in compliance in all material respects with all such permits, licenses and approvals, and all such permits, licenses and approvals were duly issued, are in full force and effect, and, to the extent permitted under Environmental Laws, will be transferred to Parent at or by the Closing, and will remain in full force and effect as of the Closing.

4.11 Taxes.

(a) For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes, including without limitation (i) any income, profits, alternative or add-on minimum tax, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, net worth, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity responsible for the imposition of any such tax (domestic or foreign) (a “Taxing Authority”), (ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period or as the result of being a transferee or successor thereof, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) above as a result of any express or implied obligation to indemnify any other Person.

(b) All Tax returns, statements, reports and forms (including estimated Tax returns and reports and information returns and reports) required to be filed with any Taxing Authority with respect to any Taxable period ending on or before the Effective Time, by or on behalf of the Company (collectively, the “Company Returns”), have been or will be filed when due (including any extensions of such due date), and all amounts shown to be due thereon on or before the Effective Time have been or will be paid on or before such date. All Taxes due and payable by the Company, whether shown on any Tax Return, or claimed to be due by any Tax Authority, for periods (or portions of periods) covered by the Financial Statements, have been paid or accrued on the Financial Statements. The Financial Statements (i) fully accrue consistent with past practices and in accordance with GAAP all actual and contingent liabilities for Taxes with respect to all periods through the Balance Sheet Date and (ii) properly accrue consistent with past practices and in accordance with GAAP all liabilities for Taxes payable after the Balance Sheet Date with respect to all transactions and events occurring on or prior to such date. All information set forth in the notes to the Financial Statements relating to Tax matters is true, complete and accurate in all material respects.

(c) No Tax liability has been incurred since the Balance Sheet Date other than in the ordinary course of business and adequate provision has been made for all Taxes since that date in accordance with GAAP on at least a quarterly or, with respect to employment taxes, monthly basis. The Company has withheld and paid to the applicable financial institution or Taxing Authority all amounts required to be withheld. Except as set forth in Section 4.11(c)of the Disclosure Schedule, all Company Returns filed with respect to federal income tax returns for Taxable years of the Company, in the case of the United States, have been examined and closed and copies of audit reports, if any, previously have been provided to Parent, or are Company Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. The Company has not been granted any extension or waiver of the limitation period applicable to any Company Return.

(d) There is no claim, audit, action, suit, proceeding, or investigation now pending or, to the knowledge of the Company, threatened against or with respect to the Company in respect of any Tax or assessment. There are no liabilities for Taxes with respect to any notice of deficiency or similar document of any Taxing Authority received by the Company which have not been satisfied in full (including liabilities for interest, additions to tax and penalties thereon and related expenses). Neither the Company nor any Person on behalf of the Company has entered into or will enter into any agreement or consent pursuant to section 341(f) of the Code. There are no liens for Taxes upon the assets of the Company except liens for current Taxes not yet due. Except as may be required as a result of the Merger, the Company has not been nor will it be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Effective Time.

(e) Except as set forth in Section 4.11(e) of the Disclosure Schedule, there is no Contract, plan or arrangement, including without limitation the provisions of this Agreement, covering any employee or independent contractor or former employee or independent contractor of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to section 280G or section 162 of the Code (as determined without regard to section 280G(b)(4)). Other than pursuant to this Agreement, the Company is not a party to or bound by (nor will it prior to the Effective Time become a party to or bound by) any Tax indemnity, Tax sharing or Tax allocation agreement (whether written, unwritten or arising under operation of federal law as a result of being a member of a group filing consolidated Tax returns, under operation of certain state laws as a result of being a member of a unitary group, or under comparable laws of other states or foreign jurisdictions) which includes a party other than the Company. None of the assets of the Company (i) is property that the Company is required to treat as owned by any other Person pursuant to the so-called “safe harbor lease” provisions of former section 168(f)(8) of the Code, (ii) directly or indirectly secures any debt the interest on which is Tax exempt under section 103(a) of the Code, or (iii) is “Tax exempt use property” within the meaning of section 168(h) of the Code. The Company has not participated in (and prior to the Effective Time the Company will not participate in) an international boycott within the meaning of section 999 of the Code. The Company has disclosed on its federal income Tax returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of section 6661 of the Code. The Company has previously provided or made available to Parent complete and accurate copies of all the Company Returns, and, as reasonably requested by Parent, prior to or following the date hereof, presently existing information statements, reports, work papers, Tax opinions and memoranda and other Tax data and documents.

4.12 Employees and Employee Benefit Plans.

(a) The Company has provided Parent with a complete and accurate list setting forth all employees, advisors, and consultants of the Company as of the date hereof together with their titles or positions, dates of hire, regular work location and current compensation. The Company does not have any employment contract with any officer or employee or any other consultant or Person which is not terminable by the Company at will without liability, except as the right of the Company to terminate its employees at will may be limited by applicable federal, state or foreign law. Except as set forth in Section 4.12(a) of the Disclosure Schedule, the Company does not have any deferred compensation, pension, health, profit sharing, bonus, stock purchase, stock option, hospitalization, insurance, severance, workers’ compensation, supplemental unemployment benefits, vacation benefits, disability benefits, or any other employee pension benefit plan (as defined in the Employee Retirement Income Security Act of 1974 (“ERISA”) or otherwise) or welfare benefit plan or obligation covering any of its officers, directors, consultants or employees (“Employee Plans”).

(b) The Company has made available to Parent true, complete and correct copies of (i) each Employee Plan (or, in the case of any unwritten Employee Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 filed with the IRS with respect to each Employee Plan (if any such report was required), (iii) the most recent summary plan description for each Employee Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any Employee Plan and (v) all correspondence with the IRS or the United States Department of Labor relating to any outstanding controversy or audit. Each Employee Plan complies in all material respects with applicable Legal Requirements, including, without limitation, ERISA and the Code.

(c) Each Employee Plan has been maintained, funded, operated and administered in compliance in all material respects with all applicable laws and regulations, including but not limited to, ERISA, the Code, and the Health Insurance Portability and Accountability Act of 1996. Each Employee Plan that is intended to be qualified under section 401(a) of the Code and each trust forming a part thereof that is intended to be exempt from taxation under section 501(a) of the Code has received a favorable determination letter from the IRS as to its qualification and tax-exempt status and nothing has occurred since the date of such determination letter that could adversely affect the qualification of such Employee Plan or the tax-exempt status of such related trust. No event has occurred and, to the knowledge of the Company, there currently exists no condition or set of circumstances in connection with which the Company could reasonably be expected to be subject to any liability under the terms of any Employee Plans, ERISA, the Code or any other applicable law, including any liability under Title IV of ERISA. Each Employee Plan can be amended or terminated in accordance with its terms and any applicable law without any material liability to the Company other than for benefits accrued or incurred before such amendment or termination. No Employee Plan is a plan subject to Title IV of ERISA. No Employee Plan is a “multiemployer plan” as defined in section 3(37) of the ERISA and 414(f) of the Code, nor a “multiple employer plan” as described in section 4063(a) of ERISA and 413 of the Code, and neither the Company nor any Person which, together with the Company, would be treated as a single employer under section 4001 of ERISA or section 414 of the Code has ever contributed or had an obligation to contribute to any such plans.

(d) Except as set forth in Section 4.12(d) of the Disclosure Schedule, no director, officer, consultant or other employee of the Company will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit (including any acceleration of vesting or lapse of repurchase rights or obligations with respect to any employee stock option or other benefit under any stock option plan or compensation plan or arrangement of the Company) solely as a result of the transactions contemplated hereby.

(e) No Employee Plan provides post-retirement health and medical, life or other insurance benefits for retired employees of the Company (other than benefit coverage mandated by applicable statute, including benefits provided pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as codified in Code section 4980B and ERISA sections 601 et seq., as amended from time to time (“COBRA”)).

(f) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its affiliates relating to, or change in employee participation or coverage under, any Employee Plan that would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the 12 months ended on the Balance Sheet Date.

4.13 Labor Matters. There are no controversies or labor disputes or union organization activities pending or threatened between the Company and any of its employees. None of the employees of the Company belongs to any union or collective bargaining unit which represents employees of the Company in negotiations with the Company. Except as set forth in Section 4.13 of the Disclosure Schedule, the Company has complied with all applicable state and federal equal employment opportunity and other applicable laws and regulations related to employment or working conditions. The Company is not the subject of any material proceeding asserting that the Company has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of the Company, threatened, any labor strike, dispute, walkout, work stoppage, slowdown or lockout involving the Company.

4.14 Compliance with Law. All material licenses, franchises, permits, clearances, consents, certificates and other evidences of authority of the Company which are necessary to the conduct of the Company’s business (“Permits”) are in full force and effect and the Company is not in violation of any Permit in any material respect. Since the incorporation of the Company, the business of the Company has been conducted in material compliance with all applicable Legal Requirements.

4.15 Litigation. There is no claim, dispute, action, proceeding, notice, order, suit, interference, appeal or investigation, at law or in equity (“Legal Proceedings”), pending, or to the knowledge of the Company, threatened against the Company or any of its respective directors, officers, employees or agents in their capacity as such or relating to his, her or its employment, services or relationship with the Company, or involving any of the assets or properties owned or used by the Company, before any court, agency, authority, arbitration panel or other tribunal. The Company is not aware of any facts which, if known to stockholders, customers, distributors, suppliers, governmental authorities or other Persons, would result in any such claim (other than customary and normal returns of product in the ordinary course of business consistent with past practice), dispute, action, proceeding, suit, interference, appeal or investigation. The Company is not subject to any order, writ, injunction or decree of any court, agency, authority, arbitration panel or other tribunal, nor is the Company in default with respect to any notice, order, writ, injunction or decree. When used herein, the phrase “to the knowledge of” any Person, “known to” any Person or any similar phrase, means (i) with respect to any Person who is an individual, the actual knowledge of such Person, (ii) with respect to any other Person, the actual knowledge of the directors and officers of such Person and other individuals that have a similar position or have similar powers and duties as the officers and directors of such Person, and (iii) in the case of each of (i) and (ii), the knowledge of facts that such individuals should have after due inquiry.

4.16 Contracts.

(a) Section 4.16(a) of the Disclosure Schedule contains a complete and accurate list of each Contract in the following categories to which the Company is a party, or by which the Company is bound in any respect: (i) agreements for the purchase, sale, lease or other disposition of equipment, goods, materials, supplies, or capital assets, or for the performance of services which are not terminable without penalty on thirty (30) days’ notice, in any case involving more than $25,000; (ii) Contracts for the joint performance of work or services, and all other joint venture, research, or other agreements and grant requests or proposals for research and development Contracts in excess of $25,000 each; (iii) management or employment Contracts consulting or advisory Contracts, collective bargaining Contracts, termination and severance agreements; (iv) notes, mortgages, deeds of trust, loan agreements, security agreement, guarantees, debentures, indentures, credit agreements and other evidences of indebtedness; (v) each Employee Plan (including, without limitation, any Contracts with trustees, insurance companies or others relating to any such employee benefit plan or arrangement); (vi) warrants, repurchase rights at the option of the holder or other Contracts relating to the issuance of capital stock or other equity interests of the Company; (vii) Contracts with agents, brokers, consignees, sale representatives or distributors; (viii) Contracts with any director, officer, employee, consultant or stockholder; (ix) powers of attorney or similar authorizations granted by the Company to third parties; (x) patents, patent licenses, sublicenses, royalty agreements and other Contracts to which the Company is a party, or otherwise subject, relating to technical assistance or to Proprietary Rights; (xi) personal property or capital equipment leases and other rental, use or service arrangements of the Company involving payment obligations in excess of $25,000 and which cannot be terminated without penalty on thirty (30) days’ notice; and (xii) other material Contracts.

(b) Except as set forth in Section 4.16(b) of the Disclosure Schedule, the Company has not nor has any of its employees entered into any Contract containing covenants limiting the right of the Company to compete in any business or with any Person.

4.17 No Default.

(a) Each of the Contracts listed in Section 4.16 of the Disclosure Schedule is a legal, binding and enforceable obligation against the Company, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies. No party with whom the Company has an agreement or Contract is in default thereunder or has breached any term or provision thereof which is material to the conduct of the business of the Company.

(b) The Company has performed, or is now performing, the obligations of, and the Company is not in material default (or would by the lapse of time and/or the giving of notice be in material default) in respect of, any Contract binding upon the Company or its assets or properties and material to the conduct of its business, including, but not limited to, the prototype supply agreement listed in Section 4.17(b) of the Disclosure Schedule. No third party has notified the Company of any claim, dispute or controversy with respect to any of the executory Contracts of the Company, nor has the Company received written notice or warning of alleged nonperformance, delay in delivery or other noncompliance by the Company with respect to its obligations under any of those Contracts, nor, to the Company’s knowledge, are there any facts which exist indicating that any of those Contracts may be totally or partially terminated or suspended by the other parties thereto.

(c) Except as disclosed in Section 4.17(c) of the Disclosure Schedule, the Company is not a party to or bound by any Contract that has been or could reasonably be expected to be, individually or in the aggregate with any other similar Contracts, materially adverse to the business or condition of the Company as currently conducted or as currently proposed to be conducted, or that has been or could reasonably be expected to result, individually or in the aggregate with any such other Contracts in losses to the Company or be materially adverse to the business or condition of the Company as currently conducted.

4.18 Proprietary Rights.

(a) Section 4.18(a) of the Disclosure Schedule sets forth a complete and accurate list of all patents, registered trademarks, registered trade names, registered service marks, mask works and registered copyrights, and applications for any of the foregoing in any jurisdiction, owned or used by the Company or in which it has any rights or licenses. Section 4.18(a) of the Disclosure Schedule specifies, as applicable: (i) the title of the patents, trademarks, trade names, service marks, mask works and copyrights and title of each application therefor; (ii) the jurisdiction by or in which such patent, trademark, trade name, service mark, mask work or copyright has been issued or registered or in which an application has been filed, including the registration or application number and includes (iii) material licenses, sublicenses and similar agreements to which the Company is a party or pursuant to which any other party is authorized to use any of the Company’s Proprietary Rights (as defined below). The Company has provided Parent with copies of all Contracts by which any officer, employee or consultant of the Company has assigned or conveyed to the Company title and ownership to patents, patent applications, trade secrets, and inventions developed or used by the Company in its business. All of such Contracts are valid, enforceable and legally binding, subject to the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity).

(b) As set forth in Section 4.18(b) of the Disclosure Schedule, the Company owns or possesses or has the right to obtain valid and enforceable licenses or other rights to all patents, patent applications, supplementary protection certificates and patent extensions, trademarks, trademark applications, trade secrets, service marks and service mark registrations and applications, trade names, mask works, copyrights, inventions, business name registrations, drawings, designs, and proprietary know-how or information, or other rights with respect thereto (collectively referred to as “Proprietary Rights”), used or currently proposed to be used in the business of the Company, and the same are all of the Proprietary Rights necessary to conduct the Company’s business as it has been and is now being conducted or as it is currently proposed to be conducted. The Company has the rights to use, sell, license, sublicense, assign, transfer, convey or dispose of such Proprietary Rights and the products, processes and materials covered thereby.

(c) The operations of the Company do not conflict with or infringe, and no one has asserted to the Company that such operations conflict with or infringe, any material Proprietary Rights, owned, possessed or used by any third party, nor has the Company been requested to take, or sought to obtain, a license under any Proprietary Rights, owned, possessed, or used by any third party. There are no claims, disputes, actions, proceedings, suits or appeals pending against the Company with respect to any Proprietary Rights owned by the Company, and none has been threatened against the Company. To the knowledge of the Company, there are no facts or alleged facts which could reasonably serve as a basis for any claim that the Company does not have the right to use and to transfer the right to use, free of any rights or claims of others, all Proprietary Rights in the development, manufacture, use, sale or other disposition of any or all products or services presently being used, furnished or sold to customers in the conduct of the business of the Company as it has been and is now being conducted. The Proprietary Rights referred to in the preceding sentence are free of any unresolved ownership disputes with respect to any third party and to the knowledge of the Company, there is no unauthorized use, infringement or misappropriation of any of such Proprietary Rights by any third party, including any employee or former employee of the Company, nor is there any breach of any license, sublicense or other Contract authorizing another party to use such Proprietary Rights. The Company has not entered into any Contract granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any Proprietary Right of the Company. Except as set forth in Section 4.18(c) of the Disclosure Statement, the Company has not entered into any agreement to indemnify any Person against any charge of infringement of any Proprietary Rights or intellectual property.

(d) There are no proceedings relating to Proprietary Rights before any patent, trademark, copyright, or other regulatory authority to which the Company is a party. The Company has the exclusive right to file, prosecute and maintain any such applications for patents, copyrights or trademarks and the patents and registrations that issue therefrom. The Company has not granted to any third party the right to file, or conduct prosecution of, any patents, copyrights or trademark applications.

(e) All registrations and filings to which the Company is a party relating to Proprietary Rights are in good standing. All maintenance and renewal fees necessary to preserve the rights of the Company in respect of Proprietary Rights have been made. The registrations and filings to which the Company is a party relating to Proprietary Rights are proceeding and there are no facts of which the Company has knowledge which could significantly undermine those registrations or filings or reduce to a significant extent the scope of protection of any patents arising from such applications beyond that which ordinarily might occur in a patent prosecution proceeding.

(f) All patents and registered trademarks, service marks, and other Company product or service identifiers and registered copyrights held by the Company are valid and enforceable.

(g) The Company is not, and will not be as a result of the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated hereby, in breach, violation or default of any third party Proprietary Rights. The rights of the Company to the Proprietary Rights related to the Company or its business will not be affected by the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated hereby.

(h) The Company has taken all other measures it deems reasonable and appropriate to maintain the confidentiality of the Proprietary Rights used or proposed to be used in the conduct of its business the value of which to the Company is contingent upon maintenance of the confidentiality thereof.

(i) The Company has secured valid written assignments from all consultants and employees who contributed to the creation or development of the Company’s Proprietary Rights of the rights to such contributions that the Company does not already own by operation of law.

(j) Each employee and officer of and consultant to the Company has executed a proprietary information and inventions agreement or other nondisclosure agreement in the forms provided to Parent. No employee or officer of or consultant to the Company is in violation of any term of any employment Contract, proprietary information and inventions agreement, non competition agreement, or any other Contract relating to the relationship of any such employee or consultant with the Company or any previous employer, nor has the Company received any communication from a previous employer regarding the violation, or the potential for violation, of any such Contract or agreement or other rights of the previous employer.

(k) There are no litigation proceedings or settlements relating to Proprietary Rights brought by or against the Company.

4.19 Insurance. The Company has provided Parent or Parent’s counsel with copies of all insurance policies to which the Company is a party or is a beneficiary or named insured. All of the insurable properties of the Company are insured, pursuant to insurance policies and all such insurance policies are in full force and effect. Since the Company’s incorporation, there have been no claims in excess of $50,000 asserted under any of the insurance policies of the Company in respect of all general liability, professional liability, errors and omissions, property liability and worker’s compensation and medical claims.

4.20 Brokers or Finders. Neither the Company nor any of its officers, directors, employees or stockholders has employed, on the Company’s behalf, any broker or finder, or incurred, on the Company’s behalf, any liability for any brokerage, finder’s or similar fees, or commissions in connection with this Agreement or the transactions contemplated hereby.

4.21 Related Parties.

(a) Except as set forth in Section 4.21(a) of the Disclosure Schedule, no officer, director or affiliate (nor any ancestor, sibling, descendant or spouse of any such persons, or any trust, partnership or corporation in which any of such persons has an interest) of the Company has or has had, either directly or indirectly, (a) an interest in any Person or entity which develops, furnishes or sells services or products which are similar to those developed, furnished or sold by the Company, (b) any interest in any Person or entity that purchases from or sells or furnishes to the Company any goods, services or products or (c) a beneficial interest in any Contract to which the Company is a party or by which the Company may be bound.

(b) Except as disclosed in Section 4.21(b) of the Disclosure Schedule, (i) there are no Contracts or liabilities between the Company, on the one hand, and (A) any current or former officer, director, stockholder or affiliate of the Company or (B) any Person who, to the Company’s knowledge, is an affiliate or associate of any such officer, director, stockholder or affiliate, on the other hand, (ii) the Company does not provide or cause to be provided any assets, services or facilities to any such current or former officer, director, stockholder or affiliate, (iii) neither the Company nor any such current or former officer, director, stockholder or affiliate provides or causes to be provided any assets, services or facilities to the Company and (iv) the Company does not beneficially own, directly or indirectly, any equity interests or debt interests of any such current or former officer, director, stockholder or affiliate.

4.22 Certain Advances. There are no receivables of the Company owing from directors, officers, employees, consultants or stockholders of the Company or owing by any affiliate or any director or officer of the Company, other than advances in the ordinary course of business consistent with past practice to officers and employees for reimbursable business expenses which are not in excess of $5,000 for any one individual.

4.23 Receivables. All receivables of the Company, whether reflected on the Balance Sheet or otherwise, represent sales actually made in the ordinary course of business, and are current and fully collectible net of any reserves shown on the Balance Sheet (which reserves are adequate and were calculated on a basis consistent with GAAP and past practices) within ninety (90) days after the date they became due. The Company has delivered to Parent a complete and accurate aging list of all receivables of the Company as of the date hereof. The Company has not received any payment, whether in cash or otherwise, and has no receivables, which are subject to, or contingent on, performance by the Company.

4.24 Bank Accounts, Powers, etc. Section 4.24 of the Disclosure Schedule lists each bank, trust, savings institution, brokerage firm, mutual fund or other financial institution with which the Company has an account or safe deposit box and the names and identification of all Persons authorized to draw thereon or to have access thereto.

4.25 Underlying Documents. Copies of any underlying documents listed or described as having been disclosed to Parent pursuant to this Agreement have been furnished to Parent or Parent’s counsel. All such documents furnished to Parent or Parent’s counsel are true and correct copies, and there are no amendments or modifications thereto, that have not been disclosed in writing to Parent or Parent’s counsel.

4.26 No Misleading Statements. No representation or warranty of the Company made in this Agreement, the Disclosure Schedule or the Appendices, Schedules and Exhibits attached hereto or any written statement or certificate furnished or to be furnished to Parent pursuant hereto or in connection with the transactions contemplated hereby (when read together), contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they are made, not misleading.

4.27 Tax Matters. Neither the Company nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under Section 368(a) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

Parent and Merger Subsidiary represent and warrant to the Company as follows:

5.1 Organization. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and Merger Subsidiary is qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the nature of its business requires such qualification, except where the failure to be so qualified or in good standing would not have a material adverse effect on Parent and its Subsidiaries, taken as a whole. The copies of Parent’s and Merger Subsidiary’s Certificate of Incorporation and Bylaws that have been delivered to the Company are complete and correct and in full force and effect. All of the issued and outstanding capital stock of Merger Subsidiary is owned by Parent.

5.2 Authority. Each of Parent and Merger Subsidiary has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which it is a party, the performance by each of Parent and Merger Subsidiary of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary, including approval of the Board of Directors of Parent (the “Parent Board”). Neither the execution and delivery of this Agreement and any of the Related Agreements to which it is a party nor the consummation of the transactions contemplated hereby and thereby is required to be approved by the stockholders of Parent. This Agreement is a valid and binding obligation of each of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms, and each of the Related Agreements to which Parent or Merger Subsidiary is a party, assuming the due authorization, execution and delivery thereof by the other parties thereto, will be a valid and binding obligation of each of Parent and Merger Subsidiary, as applicable, enforceable against Parent and/or Merger Subsidiary, as applicable, in accordance with their respective terms, except, in each case, (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

5.3 No Conflict with Other Instruments. The execution, delivery and performance of this Agreement and each of the Related Agreements to which Parent or Merger Subsidiary is a party and the transactions contemplated hereby and thereby (a) will not result in any violation of, conflict with, constitute a breach, violation or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation, forfeiture or acceleration of any obligation or loss of any benefit under, or result in the creation or encumbrance on any of the properties or assets of Parent or Merger Subsidiary pursuant to any provision of Parent’s or Merger Subsidiary’s Certificate of Incorporation or Bylaws, or (b) to the knowledge of Parent after reasonable inquiry, conflict with or result in any breach or violation of any Legal Requirements applicable to Parent or Merger Subsidiary or their respective properties or assets, except, in the case of clause (b) for any of the foregoing that would not, individually or in the aggregate, have a material adverse effect on Parent and its Subsidiaries, taken as a whole, or that could not result in the creation of any material lien, charge or encumbrance upon any assets of Parent or Merger Subsidiary or that could not prevent, materially delay or materially burden the transactions contemplated by this Agreement.

5.4 Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required by or with respect to Parent or Merger Subsidiary in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent and Merger Subsidiary is a party by Parent and Merger Subsidiary or the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby and thereby, except for (a) the filing of the Certificate of Merger with the Delaware Secretary of State, (b) such consents, approvals, orders, authorizations, registrations, declarations, qualifications or filings as may be required under federal or state securities laws in connection with the transactions set forth herein or which the failure to obtain would not have a material adverse effect on the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby, and (c) filings required pursuant to the HSR Act, if any.

5.5 SEC Documents. Parent has made available to the Company (through EDGAR) complete and accurate copies of Parent’s Annual Report on Form 10-K for the year ended March 2, 2002, Parent’s Quarterly Reports on Form 10-Q for the quarters ended June 1, 2002 and August 31, 2002, and Parent’s Proxy Statement for its Annual Meeting of Stockholders held on July 30, 2002, all filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Since February 22, 2001, Parent has filed with the SEC all forms, reports, statements, schedules and other documents (including all exhibits and other information incorporated therein), required to be filed by Parent with the SEC under the Securities Act, the Exchange Act and the rules promulgated by the SEC thereunder (“Parent’s SEC Filings”). As of their respective filing dates, Parent’s SEC Filings complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules promulgated by the SEC thereunder and, as of their respective filing dates, Parent’s SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

5.6 Shares of Parent Common. The shares of Parent Common to be issued pursuant to the Merger, when issued and delivered to the Securityholders, will be duly authorized, validly issued, fully paid and nonassessable, and, assuming the accuracy of the Company’s representations and warranties hereunder, the fulfillment of the covenants of the Company contained in Sections 7.1, 7.10 and 7.17, no changes in the United States federal and California state securities laws, rules and regulations, the delivery, completeness and accuracy of the representations and warranties of each Securityholder in the Stockholder Certificates, the appointment of and fulfillment of the duties by a “purchaser representative” (as defined in Rule 501 under the Securities Act) for each Securityholder who is not an “accredited investor” (as defined in Rule 501 under the Securities Act) and that each Securityholder who does not appoint a “purchaser representative” qualifies as an “accredited investor,” will be issued in compliance with all applicable United States federal and California state securities laws. The shares of Parent Common to be issued pursuant to the Substituted Options, when issued and delivered to the holders thereof on payment of the consideration provided for therein, will be duly authorized, validly issued, fully paid and nonassessable.

5.7 Interim Operations of Merger Subsidiary. Merger Subsidiary was formed by Parent solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Merger Subsidiary has no liabilities and, except for a subscription agreement pursuant to which all of its authorized capital stock was issued to Parent, is not a party to any agreement other than this Agreement and agreements with respect to the appointment of registered agents and similar matters.

5.8 Tax Matters. Neither Parent nor Merger Subsidiary nor any of their affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under Section 368(a) of the Code. Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code, other than the requirements in Section 7.16.

ARTICLE VI

CONDUCT PRIOR TO THE EFFECTIVE TIME

6.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company agrees (except as contemplated by this Agreement or to the extent that

Parent shall otherwise consent in writing) to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, independent contractors, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing business at the Effective Time. Following the date of this Agreement, the Company shall promptly notify Parent of any materially negative event related to the Company or the business of the Company. Without limiting the foregoing, except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent of Parent:

(a) Enter into any out-bound technology license agreement;

(b) Enter into any material Contract not in the ordinary course of business;

(c) Enter into any material commitment or transaction not in the ordinary course of business consistent with past practice;

(d) Transfer, assign or license to any Person or entity any material rights to the Company’s Proprietary Rights;

(e) Enter into any material Contracts (or material amendments thereto) pursuant to which any unrelated third party is granted marketing, distribution or similar rights of any type or scope with respect to any products of the Company;

(f) Amend or otherwise modify, or violate the terms of, any of the Contracts set forth or described in Section 4.16 of the Disclosure Schedule nor in any event, amend the terms of any option plan, option agreement or similar instrument of the Company except as contemplated in Section 7.14 hereof;

(g) Commence any litigation;

(h) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or options, warrants or other rights exercisable therefor) other than (x) issuances of Company Common pursuant to the exercise of Company Options outstanding on the date hereof or granted pursuant to Section 6.1(p) and (y) repurchases of Company Common at cost from former employees and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

(i) Except for issuances of Company Common pursuant to Section 6.1(p) (as to which the Company shall deduct and withhold such amounts as it is required to deduct and withhold under any provision of federal, state, local or foreign Tax law), issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, or any Voting Debt;

(j) Cause or permit any amendments to its Restated Certificate of Incorporation or Bylaws other than the amendment to the Restated Certificate of Incorporation in the form attached hereto as Exhibit H;

(k) Acquire or agree to acquire by merging or consolidating with or by purchasing any assets or equity securities of or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets in an amount in excess of $50,000 in the case of a single transaction or in excess of $100,000 in the aggregate;

(l) Sell, lease or otherwise dispose of any of its properties or assets;

(m) Incur any Indebtedness for borrowed money, other than the Parent Loan, except in the ordinary course of business consistent with past practice and in any event not in excess of $50,000 for any single occurrence or transaction or related series of occurrences or transactions, or guarantee any such Indebtedness or issue or sell any of its debt securities or guarantee any debt securities of others. For the purposes of this Agreement, “Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (including trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases or (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person;

(n) Pay or grant any severance or termination pay (i) to any director or officer or (ii) to any other employee other than pursuant to the Contracts in place as of the date hereof, provided that the Company may pay or grant severance or termination pay not to exceed $5,000 in the aggregate;

(o) Adopt or amend any Employee Plan, or enter into or amend any employment Contract, extend employment offers to any more than two Persons, pay or agree to pay any special bonus or special remuneration to any director or employee, other than in connection with normal annual bonus and salary adjustments for all non-officers and directors and after prior consultation with Parent, or increase the salaries or wage rates of any employees, contractors or consultants;

(p) Grant any stock options or otherwise issue any shares of Company Common under the Company Plan; provided, however, that the Company may grant options and issue shares of Company Common to newly hired employees pursuant to stock option agreements under the Company Plan, subject to the Company’s right of repurchase, consistent with the amounts and vesting terms of stock options the Company has previously granted to newly hired employees in the ordinary course of business (“Permitted Grants”);

(q) Revalue any of its assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business consistent with past practice as required by GAAP;

(r) Pay, discharge or satisfy, in an amount in excess of $50,000 (in any one case) or $100,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of (i) liabilities reflected or reserved against in the Financial Statements and that are not in excess of $50,000, (ii) liabilities under Contracts entered into in the ordinary course of business subsequent to the Balance Sheet Date and that are not in excess of $100,000, or (iii) liabilities under Contracts entered into in the ordinary course of business, which payments are due in accordance with the terms of such Contracts and are not in excess of $100,000;

(s) Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of the Company (other than the Merger);

(t) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or

(u) Take, or agree in writing or otherwise to take, any of the actions described in Sections 6.1(c) through 6.1(t) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

6.2 No Solicitation.

(a) Until the earlier of the Effective Time and the date of termination of this Agreement in accordance with ARTICLE X, the Company agrees that it shall not, and shall not authorize or permit any of its officers, directors, employees, stockholders, attorneys, investment advisors, agents, representatives, affiliates or associates (collectively “Representatives”) to, directly or indirectly, take any of the following actions with any party other than Parent and its designees: (i) solicit, encourage, initiate, facilitate, entertain, review or encourage (including by way of furnishing or disclosing non-public information) any, inquiries, proposals or offers from, or participate in or conduct discussions with or engage in negotiations, explore or otherwise communicate in any way with, any third party other than Parent relating to any offer, indication of interest or proposal, oral, written or otherwise, formal or informal, with respect to any possible Business Combination (defined in Section 6.2(c)) with the Company, (ii) provide information not customarily disclosed consistent with the Company’s past practices with respect to the Company or any of its subsidiaries (whether such subsidiaries are in existence on the date hereof or are hereafter organized) to any third party, other than Parent, relating to (or which the Company believes or should reasonably know would be used for the purpose of formulating an offer, indication of interest or proposal with respect to), or otherwise assist, cooperate with, facilitate or encourage any effort or attempt by any such third party with regard to, any possible Business Combination with the Company or any subsidiary of the Company (whether such subsidiary is in existence on the date hereof or is hereafter organized), or (iii) enter into any Contract, arrangement or understanding with respect to a Business Combination or requiring it to abandon, terminate, or fail to consummate the Merger or any other transactions contemplated by this Agreement, or make or authorize any statement, recommendation (including making no recommendation or stating an inability to make a recommendation) or solicitation in support of any Business Combination with any third party other than Parent and Merger Subsidiary.

(b) In addition to the foregoing, if the Company or its Representatives receives prior to the earlier of the Effective Time and the termination of this Agreement any offer, indication of interest, letter of intent or other proposal (formal or informal, oral, written or otherwise) relating to a Business Combination or any request for non-public information relating to the Company in connection with a Business Combination or for access to the properties, books or records of the Company by any Person that informs the Company Board that it is considering making, or has made, a proposal relating to a Business Combination, the Company shall immediately notify Parent orally and in writing, such notice to include information as to the identity of the offeror or the party making any such offer, indication of interest or proposal and the specific terms thereof, and such other information related thereto as Parent may reasonably request, and shall keep Parent apprised on a current basis of the status of any such offer, indication of interest or proposal and of any modifications to the terms thereof; provided, however, that this provision shall not in any way be deemed to limit the obligations of the Company and its Representatives set forth in Section 6.2(a). The Company represents that no such proposals or offers are in existence as of the date hereof, and there are no commitments or arrangements with third parties which would prevent the Company from negotiating or entering into this Agreement as of the date hereof.

(c) For purposes of this Agreement, “Business Combination” means (i) any merger, consolidation, share exchange reorganization or other business combination involving the Company, (ii) any sale, dividend, split or other disposition of any capital stock or other equity interests of the Company (except for issuances upon the exercise of Company Options outstanding on the date hereof or granted pursuant to Section 6.1(p)), (iii) any tender offer (including a self tender), exchange offer, recapitalization, restructuring, liquidation, dissolution or similar or extraordinary transaction, (iv) any sale, dividend or other disposition of all or a material or significant portion of the assets and properties of the Company (including by way of exclusive license or joint venture formation, but excluding non-exclusive licenses in connection with the sale of Company products in the ordinary course of business consistent with past practice) or (v) the entering into of any agreement or understanding, the granting of any rights or options, with respect to any of the foregoing.

(d) Each of the Company and Parent acknowledge that this Section 6.2 was a significant inducement for Parent to enter into this Agreement and the absence of such provision would have resulted in either (i) a material reduction in the consideration to be paid to the stockholders of the Company in the Merger or (ii) a failure to induce Parent to enter into this Agreement.

6.3 Strategic Agreements. The Company agrees that it will not enter into any strategic alliance, joint development or joint marketing agreement during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time unless Parent shall have consented to such agreement(s) in writing.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Approval of the Company Stockholders.

(a) As soon as reasonably practicable after the execution of this Agreement, Parent shall prepare, with the full cooperation of the Company, the Information Statement, and if the Company holds a stockholders’ meeting (the “Company Stockholders Meeting”), a proxy statement, in form and substance reasonably acceptable to Parent, with respect to the solicitation of written consents and/or proxies from the stockholders of the Company to approve this Agreement, the Merger and related matters. Parent and the Company shall each use commercially reasonable efforts to cause the Information Statement to comply with applicable federal and state securities laws requirements. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Information Statement. The Company will promptly advise Parent, and Parent will promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or Parent, as applicable, shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein, in the light of the circumstances under which they were made, not misleading or to comply with applicable law. The Information Statement shall contain the unanimous recommendation of the Company Board that the Company’s stockholders approve the Merger and this Agreement and the conclusion of the Company Board that the terms and conditions of the Merger are advisable and fair and reasonable to, and in the best interests of, the stockholders of the Company. The Company Board shall not modify in a manner adverse to Parent its recommendation concerning the Merger and this Agreement or disclose in any manner its intention to modify in a manner adverse to Parent such recommendation.

(b) Parent and the Company shall use commercially reasonable efforts to effect the issuance of the shares of Parent Common to be issued pursuant to Section 2.1(d) hereof in a private placement pursuant to section 4(2) of the Securities Act on terms and conditions that are reasonably satisfactory to Parent. The parties hereto acknowledge and agree that: (i) as conditions to effecting such issuance as a private placement pursuant to section 4(2) of the Securities Act, (A) Parent shall have received from each stockholder of the Company a Stockholder Certificate in the form attached hereto as Exhibit B (or such other form as shall be reasonably satisfactory to Parent) (the “Stockholder Certificate”) and that Parent will be relying upon the representations made by each stockholder of the Company in the applicable Stockholder Certificate in connection with the issuance of Parent Common to such stockholder, (B) each of the Securityholders who is not an “accredited investor” (as defined in Rule 501 under the Securities Act) shall have appointed a “purchaser representative” (as defined in Rule 501 under the Securities Act) in connection with evaluating the merits and risks of investing in Parent Common and (C) such purchaser representative shall have completed a questionnaire in the form attached hereto as Exhibit J, (ii) the shares of Parent Common so issued pursuant to

Section 2.1(d) will not be registered under the Securities Act and will constitute “restricted securities” within the meaning of the Securities Act; and (iii) the certificates representing the shares of Parent Common shall bear appropriate legends to identify such privately placed shares as being restricted under the Securities Act, to comply with applicable state securities laws and, if applicable, to notice the restrictions on transfer of such shares.

(c) As soon as reasonably practicable following the execution and delivery of this Agreement, the Company shall give written notice of this Agreement and the proposed Merger to all Company stockholders and shall use commercially reasonable efforts to take all other action necessary in accordance with the DGCL and, if the Company is subject to Section 2115 of the California Corporations Code, the California Corporations Code, and its Restated Certificate of Incorporation and bylaws in connection with the Company Stockholder Action. In soliciting written consents or proxies in connection with the Company Stockholder Action, the Company Board will recommend to the stockholders of the Company that they approve this Agreement and the Merger and the Company shall use its best efforts to obtain the approval of the stockholders of the Company entitled to vote on or consent to approve this Agreement and the Merger in accordance with the DGCL and, if the Company is subject to Section 2115 of the California Corporations Code, the California Corporations Code, and the Company’s Restated Certificate of Incorporation, including the amendment of the Company’s Restated Certificate of Incorporation. The Company shall submit this Agreement and the Certificate of Merger to its stockholders for adoption whether or not the Company Board determines at any time subsequent to declaring its advisability that this Agreement is no longer advisable and recommends that its stockholders reject it. The Company shall consult with Parent regarding the date of the Company Stockholder Action and shall not postpone or adjourn (other than for the absence of a quorum) any meeting of the stockholders of the Company without the consent of Parent, which consent shall not be unreasonably withheld.

7.2 Access to Information; Interim Financial Information. Subject to any applicable contractual confidentiality obligations (which each party shall use all commercially reasonable efforts to cause to be waived), the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of its properties, books, Contracts and records, and (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 7.2 shall affect or be deemed to modify any representation or warranty of the Company contained herein or the conditions to the obligations of the parties to consummate the Merger. Promptly following the end of each month between the date of this Agreement and the Closing Date, the Company shall prepare and furnish to Parent financial statements of the Company as of and for the month and year-to-date periods ending on the last day of such month, all prepared in a manner consistent with the Company’s past practice.

7.3 Confidentiality. Each of the parties hereto hereby agrees to and reaffirms the terms and provisions of the Non-Disclosure Agreement between Parent and the Company, dated as of October 25, 2002 (the “Non-Disclosure Agreement”).

7.4 Expenses. All fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses; provided, however, that if the Merger is consummated, Parent will at the Closing pay the Company’s legal fees and expenses incurred in connection with the Merger not to exceed two hundred twenty-five thousand dollars ($225,000), and any legal fees and expenses incurred by the Company in excess of such amount shall be applied to determine the amount of the Cash Shortfall, if any.

7.5 Public Disclosure. Unless otherwise required by law (including, without limitation, securities laws) or, as to Parent, by the applicable rules and regulations of The Nasdaq Stock Market, Inc. and the Nasdaq National Market (“Nasdaq”), prior to the Effective Time, no disclosure (whether or not in response to an inquiry) of the discussions or subject matter of this Agreement or the transactions contemplated hereby shall be made by any party hereto except as permitted by Section 7.1 hereof, unless approved by Parent and the Company prior to release, provided that such approval shall not be unreasonably withheld.

7.6 FIRPTA Compliance. The Company shall, within two (2) days prior to the Effective Time, deliver to Parent a copy of a statement conforming with the requirements of Income Tax Regulations sections 1.897-2(h) and 1.1445-2(c)(3) and in substantially the form of Exhibit C hereto, certifying that shares of capital stock of the Company do not constitute “United States real property interests” under section 897(c) of the Code. In addition, simultaneously with delivery of such statement, the Company shall provide to Parent, as agent for the Company, a form of notice to the Internal Revenue Service conforming with the requirements of Income Tax Regulations section 1.897-2(h)(2), together with written authorization for Parent to deliver such notice to the Internal Revenue Service on behalf of the Company following the Effective Time.

7.7 Reasonable Efforts. Except as otherwise provided in this Agreement, subject to the terms and conditions of this Agreement, each of the parties hereto shall use all commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that Parent shall not be required to agree to any divestiture by Parent, or any of Parent’s subsidiaries or affiliates of shares of capital stock or of any business, assets or properties of Parent or its affiliates or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

7.8 Conduct; Notification of Certain Matters. Each of Parent and the Company shall use all commercially reasonable efforts to not take, or not fail to take, any action that from the date hereof through the Closing would cause or constitute a breach of any of its respective representations, warranties, agreements and covenants set forth in this Agreement. The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which causes or is likely to cause any representation or warranty of the Company or Parent or Merger Subsidiary, respectively, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (b) any failure of the Company or Parent or Merger Subsidiary, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.8 shall not limit or otherwise affect the other party’s right to rely on the representations and warranties herein or any the other remedies available to the party receiving such notice.

7.9 Support Agreements. The Company shall deliver or cause to be delivered to Parent, concurrently with the execution of this Agreement, from each holder of Company Stock set forth on Schedule 7.9, which Schedule consists of each director and officer of the Company and each Person who holds at least five percent (5%) of the outstanding Company Stock, an executed Support Agreement with Parent in substantially the form attached hereto as Exhibit A.

7.10 Sale of Shares. The parties hereto acknowledge and agree that the shares of Parent Common issuable to the Securityholders pursuant to Section 2.1 shall constitute “restricted securities” within the meaning of Rule 144 under the Securities Act. The certificates for all shares of Parent Common issuable hereunder shall bear appropriate legends to identify such share as being restricted under the Securities Act and, if applicable to comply with applicable state securities laws, to notice the restrictions on the transfer of such shares under such laws. The parties acknowledge that if Parent issues the Parent Common to the Securityholders without registration pursuant to Section 4(2) of the Securities Act, Parent is relying upon certain representations made by the Securityholders in the Stockholder Certificates in substantially the form attached hereto as Exhibit B. The Company agrees to use commercially reasonable efforts to cause each of the Securityholders who is not an “accredited investor” (as defined in Rule 501 under the Securities Act) to appoint a “purchaser representative” (as defined in Rule 501 under the Securities Act) in connection with evaluating the merits and risks of investing in Parent Common.

7.11 Blue Sky Laws. Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the shares of Parent Common pursuant hereto. The Company shall use all reasonable efforts to assist Parent as may be reasonably necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of the shares of Parent Common pursuant hereto.

7.12 Legal Compliance. Each of the Company and Parent shall (i) give the other party prompt notice of the commencement of any legal proceeding by or before any court or other governmental body with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other party informed as to the status of any such legal proceeding and (iii) except as may be prohibited by any governmental body or by any legal requirement, permit the other party to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document filed with or provided to any governmental body in connection with any such legal proceeding.

7.13 Nasdaq Notification. Prior to the Effective Time, Parent shall, to the extent required by the rules of the Nasdaq National Market, notify the Nasdaq National Market of the shares of Parent Common to be issued in connection with the Merger.

7.14 Additional Documents and Further Assurances. Each party hereto, at the reasonable request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby. To that end, the Company shall use all commercially reasonable efforts to (a) cause the persons listed in Schedule 7.14(a) to enter into Employment Agreements in the forms attached hereto as Exhibits D-1 and D-2, which forms are reasonably satisfactory to Parent and such individuals (“Employment Agreements”); (b) cause the person listed in Schedule 7.14(b) to enter into the Non-Competition and Non-Solicitation Agreement in the form attached hereto as Exhibit F, which form is reasonably satisfactory to such individual (the “Non-Competition and Non-Solicitation Agreement”); (c) cause the parties to the agreements listed in Section 4.6 of the Disclosure Schedule to deliver their consents, approvals or waivers, as appropriate, to the Merger and the transactions contemplated hereby to the Company (with a copy to Parent) at least two (2) Business Days prior to the Closing Date; (d) cause the persons listed on Schedule 7.14(d) to execute employment offer letters (“Offer Letters”) in substantially the form attached hereto as Exhibit K; and (e) if the Closing takes place after December 31, 2002, deliver to Parent prior to the Effective Time, a complete and accurate copy of the Company’s unaudited balance sheet as of December 31, 2001 and 2002 and related unaudited statements of operations, statements of stockholders equity, and statements of cash flows for the year ended December 31, 2002 (the “2002 Financial Statements”).

7.15 Indemnification. Parent shall cause the Surviving Corporation to maintain and perform in the same manner the Company’s existing indemnification provisions in the Company’s Restated Certificate of Incorporation and Bylaws in effect as of the date hereof with respect to present and former directors and officers of the Company for all losses, claims, damages, expenses or liabilities arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time to the extent permitted or required under applicable law and the Company’s Restated Certificate of Incorporation and Bylaws in effect as of the date hereof (to the extent consistent with applicable law), for a period of not less than three (3) years after the Effective Time. In addition, Parent shall cause the Surviving Corporation to maintain the Company’s currently existing directors’ and officers’ insurance policy or obtain a replacement policy with coverage at least as extensive and comprehensive as the Company’s existing policy, for a period of not less than two (2) years after the Effective Time, provided that the annual premium thereof shall not exceed $20,000.

7.16 Plan of Reorganization; Surviving Corporation. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and following the Effective Time, neither the Surviving Corporation, Parent nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

7.17 Information Statement. The information supplied by the Company for inclusion in the information statement to be sent to the stockholders of the Company in connection with the Company stockholders’ consideration of the Merger (the “Company Stockholder Action”) (such information statement as amended or supplemented is referred to herein as the “Information Statement”) shall not, on the date the Information Statement is first mailed to the Company’s stockholders, at the time of the Company Stockholder Action (which may include any action taken at the Company Stockholders Meeting (as defined in Section 7.1) and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies or written consents for the Company Stockholder Action which has become false or misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by Parent which is contained in the Information Statement.

7.18 Piggyback Registration Rights Agreement. Parent and holders of Company Common shall enter into the Piggyback Registration Rights Agreement (the “Piggyback Registration Rights Agreement”) in substantially the form attached hereto as Exhibit L.

ARTICLE VIII

CONDITIONS TO THE MERGER

8.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Stockholder Approval. This Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect.

(c) Nasdaq Notification. If required by applicable Nasdaq rules, notification shall have been provided to the Nasdaq Stock Market regarding the shares of Parent Common to be issued in connection with the Merger.

(d) Private Placement. Each of the stockholders of the Company shall have delivered to Parent an executed copy of the Stockholder Certificate, each of the Securityholders who is not an “accredited investor” (as defined in Rule 501 under the Securities Act) shall have appointed a “purchaser representative” (as defined in Rule 501 under the Securities Act) in connection with evaluating the merits and risks of investing in Parent Common, such purchaser representative shall have completed a questionnaire in the form attached hereto as Exhibit J and Parent shall be reasonably satisfied that the shares of Parent Common to be issued in connection with the Merger pursuant to Section 2.1(d) are issuable without registration pursuant to section 4(2) of the Securities Act and the rules and regulations promulgated thereunder.

(e) HSR Act. Any applicable waiting period under the HSR Act shall have expired or been terminated.

8.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Subsidiary contained in this Agreement shall be true and correct on the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except for changes contemplated by this Agreement and except for such inaccuracies that, considered collectively, have not had and would not reasonably be expected to have a material adverse effect on Parent and its subsidiaries, taken as a whole (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “material adverse effect” and other materiality qualifications contained in such representations and warranties shall be disregarded).

(b) Agreements and Covenants. Each of Parent and Merger Subsidiary shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer’s Certificate. Each of Parent and Merger Subsidiary shall have furnished the Company with a certificate dated the Closing Date signed on behalf of it by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied, and, if the Closing takes place after Parent files its quarterly report on Form 10-Q for the quarter ended November 30, 2002 with the Securities and Exchange Commission, that such quarterly report on Form 10-Q, as of its filing date, complied in all material respects with the applicable requirements of the Exchange Act and the rules promulgated thereunder, and, as of its filing date, did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d) Opinion. Company shall have received a written opinion from Pillsbury Winthrop LLP, counsel to Parent, as to the matters set forth in Exhibit I.

(e) Amendment of Restated Certificate of Incorporation. The Amendment to Company’s Restated Certificate of Incorporation in the form attached hereto as Exhibit H shall have received requisite Board and stockholder approval and been filed with the Secretary of State of the State of Delaware.

(f) Employment Agreements and Offer Letters. Parent shall have executed and delivered the Employment Agreements and Offer Letters in substantially the forms attached as Exhibits D-1, D-2 and K hereto.

(g) Piggyback Registration Rights Agreement. Parent shall have executed and delivered the Piggyback Registration Rights Agreement in substantially the form attached as Exhibit L hereto.

8.3 Additional Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct on the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except for changes contemplated by this Agreement and except for such inaccuracies that, considered collectively, have not had and would not reasonably be expected to have a material adverse effect on the Company (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “material adverse effect” and other materiality qualifications contained in such representations and warranties shall be disregarded).

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer’s Certificate. The Company shall have furnished Parent with a certificate dated the Closing Date signed on behalf of the Company by its Chief Executive Officer or President to the effect that the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied.

(d) Company Indebtedness and Indebtedness Schedule. At least one (1) business day prior to the Closing Date, the Company shall have furnished to Parent a Schedule of all Indebtedness and other liabilities (including legal fees and expenses incurred in connection with the Merger) of the Company, as of the Closing Date (the “Indebtedness and Liabilities Schedule”). As of the Closing Date, exclusive of the aggregate principal amount of the indebtedness to Parent pursuant to the Promissory Note dated as of November 16, 2002 (the “Parent Loan”), the aggregate amount of Indebtedness and other liabilities of the Company shall be less than Nine Million Dollars ($9,000,000) (the “Maximum Liabilities Amount”). At Parent’s option, any amount in excess of the Maximum Liabilities Amount may be included in the Cash Shortfall and thereby deducted from the Common Cash Consideration and the Preferred Cash Consideration.

(e) Cash Shortfall. At least one (1) business day prior to the Closing Date, the Company shall have furnished to Parent a schedule that sets forth with particularity, as of the

Closing Date, all legal fees and expenses of the Company incurred in connection with the Merger. The aggregate amount by which (i) such legal fees and expenses exceed $225,000, and (ii) the indebtedness and other liabilities listed Indebtedness and Liabilities Schedule exceed the Maximum Liabilities Amount, shall be the “Cash Shortfall.” Any additional legal fees and expenses of the Company in connection with the Merger presented for payment after the Effective Time, which together with previously billed legal fees and expenses of the Company incurred in connection with the merger exceed $225,000 and have not been included in the Cash Shortfall, if any, shall be deemed to be a Loss (as defined in Section 9.2(a)) for which Parent is entitled to indemnification pursuant to Section 9.2(a) hereof, without regard to the Threshold (as defined in Section 9.2(a) hereof), such that Parent may immediately recover from the Escrow Funds the amount of such uncollectible account receivable.

(f) Opinion. Parent shall have received a written opinion from Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, counsel to the Company, as to the matters set forth in Exhibit G.

(g) Material Adverse Effect. Since the date of this Agreement, there shall not have been any material adverse effect on the Company, or any material adverse effect on the ability of the Company to consummate the transactions contemplated hereby.

(h) No Infringement Claims. No Person shall have (i) commenced, or shall have notified either Parent or the Company that it intends to commence, an action or proceeding or (ii) provided Parent or the Company with notice, in either case which alleges that any of the intellectual property presently used or proposed to be used in the business of the Company infringes or otherwise violates the intellectual property rights of such Person, is available for licensing from a potential licensor providing the notice, or otherwise alleges that the Company does not otherwise own or have the right to exploit such intellectual property.

(i) Third Party Consents. Parent shall have been furnished with evidence satisfactory to it that the Company has obtained the consents, approvals, assignments and waivers set forth in Section 4.5 of the Disclosure Schedule.

(j) Resignations. Parent shall have received the resignations of the directors and officers of the Company to be effective immediately upon the Closing.

(k) Dissenters’ Rights. Holders of more than ten percent (10%) of the outstanding Company Shares shall not have exercised, nor shall they have any continued right to exercise, appraisal, dissenters’ or similar rights under applicable law with respect to their Company Shares by virtue of the Merger.

(l) Escrow Agreements. Parent, the Company, the Escrow Agent and the Securityholder Agent shall have entered into the Cash Escrow Agreement (the “Cash Escrow Agreement”) and the Share Escrow Agreement (the “Share Escrow Agreement”) in substantially the forms attached hereto as Exhibits E-1 and E-2, respectively (together, the “Escrow Agreements”).

(m) Employment Agreements and Offer Letters. The persons listed in Schedule 7.14(a) and Schedule 7.14(d) shall have entered into Employment Agreements and Offer Letters, respectively, in substantially the forms attached hereto as Exhibits D-1, D-2 and K, respectively.

(n) Non-Competition and Non-Solicitation Agreement. The person listed in Schedule 7.14(b) shall have entered into the Non-Competition and Non-Solicitation Agreement in the form attached hereto as Exhibit F.

(o) Amendment of Restated Certificate of Incorporation. The Amendment to the Company’s Restated Certificate of Incorporation in the form attached hereto as Exhibit H shall have received requisite Board and stockholder approval and been filed with the Secretary of State of the State of Delaware.

(p) FIRPTA. The Company shall have (i) delivered to Parent a copy of a statement conforming with the requirements of Income Tax Regulations sections 1.897-2(h) and 1.1445-2(c)(3) and in substantially the form of Exhibit C, certifying that shares of capital stock of the Company do not constitute “United States real property interests” under section 897(c) of the Code and (ii) provided to Parent, as agent for the Company, a form of notice to the Internal Revenue Service conforming with the requirements of Income Tax Regulations section 1.897-2(h)(2), together with written authorization for Parent to deliver such notice to the Internal Revenue Service on behalf of the Company following the Effective Time.

(q) Employees. No more than five of the research and development employees of the Company set forth on Schedule 8.3(q) shall have ceased to be employed by the Company at the Closing and shall not have given any notice or other indication that they are not willing or do not intend to be employed by the Company, the Surviving Corporation, Parent or a Subsidiary of Parent (as Parent shall designate), following the Merger or that they are not willing or do not intend to execute and deliver to Parent Parent’s standard form of Confidentiality and Invention Assignment Agreement and associated schedules and statements without amendment or modification thereto in any substantive respect.

ARTICLE IX

INDEMNIFICATION AND ESCROW

9.1 Survival of Representations and Warranties. All of the Company’s representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger and continue until 5:00 p.m., California time, on the date which is nine (9) months after the Closing Date (the “Escrow Expiration Date”) and shall not be affected by any investigation conducted for or on behalf of Parent with respect thereto or any knowledge acquired by Parent or its officers, directors, employees, stockholders or agents as to the accuracy or inaccuracy of any such representation or warranty; provided, however, that (i) the Company’s representations and warranties in Section 4.2 shall survive the Closing and remain in full force and effect indefinitely; and (ii) if a claim or notice is given under ARTICLE IX with respect to any representation or warranty prior to the applicable expiration date, such representation or warranty shall continue indefinitely until such claim is finally resolved. The waiver of any Closing condition based on the accuracy of any Company representation or warranty, or the performance or compliance of any covenant or obligation, will not affect the right to indemnification set forth in this ARTICLE IX.

9.2 Indemnification and Escrow Arrangements.

(a) Escrow Funds and Indemnification. Subject to the limitations set forth herein, by approval and adoption of this Agreement, each of the Securityholders agrees to indemnify Parent for such Securityholder’s pro rata portion of claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses, and expenses of investigation and defense (calculated after deduction for insurance proceeds actually recovered) incurred by Parent or the Surviving Corporation directly or indirectly as a result of (i) any inaccuracy or breach of a representation or warranty of the Company contained herein or in any instrument delivered pursuant to this Agreement; (ii) any failure by the Company to perform or comply with any covenant contained herein; (iii) any Third Party Claims (as defined in Section 9.2(i) arising in connection with the conduct of the Company’s business prior to the Closing that are asserted after the Closing; or (iv) any cash paid by Parent to holders of Company Shares as to which appraisal rights have been properly exercised under Section 262 of the DGCL (hereinafter individually a “Loss” and collectively “Losses”). Parent, the Company and the Securityholders each acknowledge that such Losses, if any, would relate to unresolved contingencies existing at the date hereof, which if resolved at the date hereof would have led to a reduction in the aggregate Merger Consideration. The adoption and approval of this Agreement by the Securityholders shall constitute approval of the Escrow Agreements and the future placement of the Escrow Cash and Escrow Shares in escrow and the appointment of the Securityholder Agent. As soon as practicable after the Effective Time, the Escrow Cash and Escrow Shares, without any act of any Securityholder, will be deposited with the Escrow Agent (or such other institution acceptable to Parent and the Securityholder Agent), as an escrow agent, each such deposit to constitute an escrow fund (the “Cash Escrow Fund” and the “Share Escrow Fund” respectively, and collectively, the “Escrow Funds”) to be governed by the terms set forth herein and in the Escrow Agreements. Parent shall bear the fees and expenses of the Escrow Agent in accordance with the Escrow Agreements. The portion of the Escrow Cash and Escrow Shares contributed on behalf of each holder of Company Common shall be in proportion to the Common Cash Consideration and Common Stock Consideration to which such holder would otherwise be entitled under Section 2.1. The Escrow Funds shall be available during the Escrow Period (as defined below) to compensate Parent and the Surviving Corporation for any Losses. The sole and exclusive right and remedy exercisable by Parent and the Surviving Corporation after the Effective Time with respect to any of the matters set forth in clauses (i) through (iv) of the first sentence of this Section 9.2(a) shall be the right to assert indemnification claims and receive indemnification payments (a) from the Escrow Funds and (b) in accordance with the last sentence of this Section 9.2(a) up to the amount of Common Cash Consideration and Common Stock Consideration set forth therein; provided, however that any limitations set forth in this Section 9.2(a) shall not apply to fraud or willful misconduct or willful misrepresentation. Parent may not receive any cash or shares from the Escrow Funds unless and until Officer’s Certificates (as defined in Section 9.2(e)) identifying Losses for which Parent is seeking indemnification under Section 9.2(c)(i) and (iii), the aggregate cumulative amount of which exceed $25,000 (the “Threshold”), have been delivered to the Escrow Agent as provided in Section 9.2(e); in such case, Parent may recover from the Escrow Funds the entire amount of the cumulative Losses subject to the remainder of this Section 9.2; and provided, further, that where the basis for a claim upon the Escrow Funds by Parent is that Parent reasonably anticipates that it will pay or accrue Losses, no payment will be made from the Escrow Funds unless and until such Losses are actually paid or accrued by Parent. In addition, Parent shall be entitled to assert indemnification claims and receive indemnification payments pursuant to this ARTICLE IX for Losses with respect to any of the matters set forth in clauses (i) through (iv) of the first sentence of this Section 9.2(a) for up to an amount of cash or Parent Common in excess of the Escrow Funds, up to an aggregate (together with the Escrow Funds) of $875,000 and 2,000,000 shares of Parent Common (the “Cap”).

(b) Escrow Period; Distribution upon Termination of Escrow Period. Subject to the following requirements, the Escrow Funds shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., California time, on the Escrow Expiration Date (the “Escrow Period”); provided that the Escrow Period shall not terminate with respect to such amount remaining in the Escrow Funds as is necessary to satisfy any unsatisfied Losses concerning facts and circumstances existing prior to the Escrow Expiration Date specified in any Officer’s Certificate delivered to the Escrow Agent prior to the Escrow Expiration Date. As soon as any such Loss has been resolved, the Escrow Agent shall deliver to the Securityholders the remaining portions of the Escrow Funds not required to satisfy any other such unresolved Loss. Deliveries of shares of Parent Common or cash in the Escrow Funds to the Securityholders pursuant to this Section 9.2(b) shall be made in proportion to their respective original contributions to the Escrow Funds.

(c) Securityholder Agent of the Securityholders; Power of Attorney.

(i) In the event that this Agreement is approved and adopted by the Company’s stockholders, effective upon such consent, and without further act of any stockholder, Praveen K. Mandal, shall be appointed as agent and attorney-in-fact (the “Securityholder Agent”) for each Securityholder, for and on behalf of Securityholders, to give and receive notices and communications, to authorize delivery to Parent of cash or shares of Parent Common from the Escrow Funds in satisfaction of claims by Parent, to object to such deliveries, to agree to negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of an arbitrator with respect to such claims and any and all acts and omissions involving the Securityholders in any way related to or in furtherance of this Agreement and the transactions contemplated hereby or thereby, and to take all actions necessary or appropriate in the judgment of the Securityholder Agent for the accomplishment of the foregoing. Such agency may be changed by the Securityholders from time to time upon not less than thirty (30) days’ prior written notice to Parent; provided that the Securityholder Agent may not be removed unless pursuant to the written vote of holders of at least a two-thirds interest of the Escrow Funds approving such removal and the identity of the substituted agent. Any vacancy in the position of Securityholder Agent may be filled by approval of the holders of a majority in interest of the Escrow Funds. No bond shall be required of the Securityholder Agent, and the Securityholder Agent shall not receive compensation for his services. Notices or communications to or from the Securityholder Agent shall constitute notice to or from each of the Securityholders.

(ii) The Securityholder Agent shall not be liable for any act done or omitted hereunder as Securityholder Agent while acting in good faith and in the exercise of reasonable judgment. The Securityholders on whose behalf the Escrow Cash and Escrow Shares were contributed to the Escrow Funds shall severally indemnify the Securityholder Agent and hold the Securityholder Agent harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Securityholder Agent and arising out of or in connection with the acceptance or administration of the Securityholder Agent’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Securityholder Agent.

(d) Protection of Escrow Funds. The Escrow Agent shall hold and safeguard the Escrow Funds during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Funds only in accordance with the terms hereof and the Escrow Agreements. Any shares of Parent Common distributed by Parent (including shares issued upon a stock split) (“New Shares”) in respect of shares of Parent Common in the Share Escrow Fund at the time of issuance or distribution shall be added to the Share Escrow Fund and become a part thereof. Any other property distributed by Parent in respect of shares of Parent Common or other equity securities in the Share Escrow Fund at the time of issuance or distribution shall not be added to the Share Escrow Fund but shall be distributed to the recordholders thereof. Each Securityholder shall have voting rights with respect to the shares of Parent Common contributed to the Share Escrow Fund on behalf of such Securityholder (and on any voting securities added to the Share Escrow Fund in respect of such shares of Parent Common Stock).

(e) Claims Upon Escrow Funds. Upon receipt by the Escrow Agent at any time before 5:00 p.m. California time on the Escrow Expiration Date of a certificate signed by any executive officer of Parent (an “Officer’s Certificate”): (A) stating that Parent has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses and specifying an aggregate amount thereof, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, the basis for such anticipated liability, the nature of the misrepresentation, breach of warranty or covenant to which such item is related and to the extent known a reasonable summary of the facts underlying the claim, and if no objection is received from the Securityholder Agent in accordance with Section 9.2(f), the Escrow Agent shall, subject to the provisions of Section 9.2(f) hereof, deliver to Parent out of the Escrow Funds, as promptly as practicable, cash held in the Cash Escrow Fund and shares of Parent Common held in the Share Escrow Fund, on a pro rata basis and in an aggregate amount equal to such Losses. For the purposes of determining the number of shares of Parent Common to be delivered to Parent pursuant to this Section 9.2(e) from the Share Escrow Fund and for the purposes of the last sentence in Section 9.2(a), the shares of Parent Common shall be valued at the Average Closing Price. Parent and the Securityholder Agent shall certify such fair market value in a certificate signed by both Parent and the Securityholder Agent, and shall deliver such certificate to the Escrow Agent; provided, however, that where the basis for a claim upon the Escrow Funds by Parent is that Parent reasonably anticipates that it will pay or accrue Losses, no payment will be made from the Escrow Funds for such Losses unless and until such Losses are actually paid or accrued by Parent.

(f) Objections to Claims. At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such Officer’s Certificate shall be delivered to the Securityholder Agent and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Parent of any cash or shares of Parent Common in the Escrow Funds pursuant to Section 9.2(e) hereof unless the Escrow Agent shall have received written authorization from the Securityholder Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of cash or shares of Parent Common from the Escrow Funds in accordance with Section 9.2(e) hereof; provided, however, that no such payment or delivery may be made if the Securityholder Agent shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

(g) Resolution of Conflicts; Arbitration.

(i) In case the Securityholder Agent shall object in writing to any claim or claims made in any Officer’s Certificate, the Securityholder Agent and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholder Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute cash and shares of Parent Common from the Escrow Funds in accordance with the terms thereof.

(ii) If no such agreement can be reached after good faith negotiation after twenty (20) Business Days, either Parent or the Securityholder Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained (provided Parent acts diligently to resolve such litigation with a third party and allows the Securityholder Agent to consult and receive status updates in the defense of such matter) or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three (3) arbitrators. Parent and the Securityholder Agent shall within twenty (20) days of the demand each select one (1) arbitrator, and the two arbitrators so selected shall select a third arbitrator within a further twenty (20) day period. If the two arbitrators fail to appoint a third arbitrator within that time period, the parties shall select the third arbitrator with the assistance of and by the procedure provided by the CPR Institute for Dispute Resolution. The third arbitrator shall chair the arbitration. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three (3) arbitrators as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 9.2(f) hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Funds in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators. The arbitrators shall not award less than any amount of losses conceded by the Securityholder Agent as being properly payable from the Escrow Funds.

(iii) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Palo Alto, California, under the rules then in effect of the American Arbitration Association.

(iv) The fees of the arbitration or arbitrators shall be paid by the party who does not prevail in the arbitration. Any fees to be paid by Securityholders shall be borne pro rata in accordance with their respective interest in the Escrow Funds immediately prior to Closing and shall be paid from the Escrow Funds.

(h) Actions of the Securityholder Agent. A decision, act, consent or instruction of the Securityholder Agent shall constitute a decision of all the Securityholders for whom a portion of the consideration otherwise distributable to them is deposited in the Escrow Funds and shall be final, binding and conclusive upon each of the Securityholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Securityholder Agent as being the decision, act, consent or instruction of each Securityholder. The Escrow Agent and Parent are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholder Agent.

(i) Third Party Claims. In the event Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Escrow Funds, Parent shall notify the Securityholder Agent of such claim, giving full details of the claim (a “Third Party Claim”), and the Securityholder Agent, as representative for the stockholders of the Company, shall be permitted to consult with Parent and receive periodic status updates regarding such claim but shall not be permitted to assume or directly participate in the defense of such claim. In the event that the Securityholder Agent has consented to any settlement by Parent of a Third Party Claim, the Securityholder Agent shall have no power or authority to object under any provision of this Section 9.2 to the amount of any claim by Parent against the Escrow Funds with respect to the amount of Losses incurred by Parent in such settlement. Parent shall nevertheless have the right in its sole discretion to settle any Third Party Claim; provided, however, that if Parent settles any Third Party Claim without the Securityholder Agent’s consent (which consent, if requested by Parent prior to entering into a settlement, shall not be unreasonably withheld or delayed), and Parent seeks to recover the amount of the settlement by claim against the Escrow Funds, the Securityholder Agent may object to such claim in accordance with the provisions of Section 9.2(f), and the amount of any payment of such claim from the Escrow Funds must either be with the consent of the Securityholder Agent or be resolved through the process provided by Section 9.2(g).

ARTICLE X

TERMINATION, AMENDMENT, WAIVER, CLOSING

10.1 Termination. Except as provided in Section 10.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) By mutual consent of the Company and Parent;

(b) Upon written notice by Parent or the Company if: (i) the Effective Time has not occurred by April 1, 2003 (provided that the right to terminate this Agreement under this clause (i) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date); (ii) there shall be a final non-appealable order, decree or ruling of a court of competent jurisdiction in effect preventing consummation of the Merger; (iii) there shall be any statute, rule, regulation or non-appealable order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity that would make consummation of the Merger illegal; or (iv) the approval and adoption of this Agreement by the Company’s stockholders shall not have been obtained (provided that the right to terminate this Agreement under this clause (iv) shall not be available to the Company so long as such failure is the result of a breach of one or more Support Agreements);

(c) Upon written notice by Parent or the Company if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger, by any governmental entity, which would: (i) prohibit Parent’s or the Company’s ownership or operation of any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate, as a result of the Merger, any portion of the business or assets of the Company or Parent;

(d) Upon written notice by Parent if Parent is not in material breach of its representations, warranties or obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company or if any material representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied; provided, however, if such breach or breaches are capable of being cured prior to the Effective Time, such breaches shall not have been cured within thirty (30) days of delivery to the Company of written notice of such breach or breaches (but no such cure period shall be required if such breach by its nature cannot be cured);

(e) Upon written notice by the Company if (i) the approval of Parent’s Board of Directors has not been obtained by Parent by April 1, 2003, (ii) the approval of Parent’s stockholders, if required, has not been obtained by April 1, 2003, (iii) regulatory approvals, if any, required on the part of Parent by applicable law as of the date hereof, have not been obtained by April 1, 2003, or (iv) the Company is not in material breach of its representations, warranties or obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Subsidiary or if any material representation or warranty of Parent or Merger

Subsidiary shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied; provided, however, if such breach or breaches are capable of being cured prior to the Effective Time, such breaches shall not have been cured within thirty (30) days of delivery to Parent of written notice of such breach or breaches (but no such cure period shall be required if such breach by its nature cannot be cured);

(f) Upon written notice by Parent if the Company Board shall have failed by March 15, 2002 to recommend or modifies in a manner adverse to Parent its recommendation concerning this Agreement or shall have disclosed in any manner its intention to modify in a manner adverse to Parent such recommendation; or

(g) Upon written notice by Parent if the Company Board makes any recommendation with respect to a Business Combination (including making no recommendation or stating an inability to make a recommendation) or the Company Board shall have resolved to take any such action and publicly disclosed this resolution.

Where action is taken to terminate this Agreement pursuant to this Section 10.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

10.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Subsidiary or the Company, or their respective subsidiaries, officers, directors or stockholders, provided that, (i) any such termination shall not relieve any party from liability for any willful or intentional breach of this Agreement and (ii) the provisions of Sections 7.3 and 7.4, ARTICLE X and ARTICLE XI of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

10.3 Fees and Expenses.

(a) Except as set forth in this Section 10.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses (except as set forth in Section 7.4), whether or not the Merger is consummated.

(b) Parent shall pay (i) to the Company a termination fee of $2,000,000 and (ii) to Softdraw, LLC the aggregate principal and interest amount due under the Credit Agreement by and between the Company and Softdraw, LLC, dated as of February 1, 2002, up to a maximum of $6.6 million, in the event of termination of this Agreement by the Company pursuant to Section 10.1(e). The termination fee due under clause (i) of this Section 10.3(b) shall be paid by wire transfer of same-day funds within two business days after the date of termination of this Agreement.

(c) The parties acknowledge that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If Parent fails to promptly pay to or on behalf of the Company any termination fee due hereunder, Parent shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. plus five percent per annum, compounded quarterly, from the date such termination fee was required to be paid.

10.4 Amendment or Supplement. This Agreement may be amended or supplemented at any time before or after approval of this Agreement by the stockholders of the Company to the extent permitted under section 251(d) of the DGCL. No amendment or supplement shall be effective unless in writing and signed by the party or parties sought to be bound thereby; provided, however, that the consent of the Securityholder Agent and the Escrow Agent shall not be required in connection with any amendment to this Agreement that does not affect the rights and obligations of the Securityholder Agent, in his capacity as such, or the Escrow Agent, as applicable. Subject to the preceding two (2) sentences, this Agreement may be amended in a writing executed by the Chief Executive Officer of the Company and the Chief Executive Officer of Parent in order to modify the structure of the Merger to substitute for Merger Subsidiary another directly or indirectly wholly owned subsidiary of Parent, pursuant to which such subsidiary shall then become a party to this Agreement and all references in this agreement to Merger Subsidiary shall thereafter be deemed to refer to such substituted subsidiary of Parent.

10.5 Extension of Time, Waiver. At any time prior to the Effective Time, Parent and Merger Subsidiary, on the one hand, and the Company, on the other hand, may, to the extent legally allowed:

(a) Extend the time for the performance of any of the obligations or other acts of the other party hereto,

(b) Waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and

(c) Waive compliance with any of the agreements or conditions for the benefit of such party contained herein; provided, that no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.

(d) Any agreement on the part of any party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

ARTICLE XI

GENERAL

11.1 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered personally or sent by certified mail, postage prepaid, by telecopy (with receipt confirmed and promptly confirmed by personal delivery, U.S. first class mail, or courier), or by courier service, as follows:

(a)	If to Parent or Merger Subsidiary to:

Riverstone Networks, Inc.
5200 Great America Parkway
Santa Clara, CA 95054
Attn: Chief Financial Officer
General Counsel
Fax: (408) 878-6686

with a copy to:

Pillsbury Winthrop LLP
2550 Hanover Street
Palo Alto, CA 94304
Attn: Gabriella A. Lombardi
Fax: (650) 233-4545

(b)	If to the Company to:

Pipal Systems, Inc.
2903 Bunker Hill Lane, Suite 210
Santa Clara, CA 95054
Attn: Praveen K. Mandal
Fax: (408) 970-4744

with a copy to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
155 Constitution Drive
Menlo Park, CA 94025
Attn: Anthony McCusker
Fax: (650) 321-2800

(c)	If to the Securityholder Agent:

Praveen Mandal
c/o Pipal Systems, Inc.
2903 Bunker Hill Lane, Suite 210
Santa Clara, CA 95054
Attn: Praveen K. Mandal
Fax: (408) 970-4744

(d)	If to the Escrow Agent:

J.P. Morgan Trust Company, National Association
560 Mission Street, 13th Floor
San Francisco, CA 94105
Attn: Hans H. Helley
Fax: (415) 315-7585

or to such other Persons as may be designated in writing by the parties, by a notice given as aforesaid.

11.2 Headings. The headings of the several sections of this Agreement are inserted for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

11.3 Counterparts. This Agreement may be executed in counterparts, and when so executed each counterpart shall be deemed to be an original, and said counterparts together shall constitute one and the same instrument. The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto.

11.4 Entire Agreement; Assignment. This Agreement, the Schedules and Exhibits hereto (including the Disclosure Schedule), the Non-Disclosure Agreement and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Non-Disclosure Agreement; (b) are not intended to confer upon any other Person any rights or remedies hereunder (except as provided in Section 11.9 below); and (c) except as contemplated by Section 10.4 shall not be assigned by operation of law or otherwise except as mutually agreed in writing between the parties.

11.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

11.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto agrees that process may be served them in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

11.8 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

11.9 Absence of Third-Party Beneficiary Rights. No provision of this Agreement is intended, or will be interpreted, to provide to or create for any third-party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, employee, partner or any party hereto or any other Person, and all provisions hereof will be personal solely between the parties to this Agreement, except that the provisions of Section 7.15 shall be for the benefit of, and enforceable by, the indemnified persons referred to therein.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed, all as of the date first above written.

PARENT: RIVERSTONE NETWORKS, INC.		MERGER SUBSIDIARY: POPLAR ACQUISITION CO.

By:	/s/ Romulus S. Pereira	By:	/s/ Robert Stanton
Robert Stanton President, Chief Executive Officer and Chief Financial Officer

COMPANY: PIPAL SYSTEMS, INC.			SECURITYHOLDER AGENT:

By:	/s/ Praveen K. Mandal		/s/ Praveen K. Mandal
	Praveen K. Mandal President and Chief Executive Officer		Praveen K. Mandal

With respect to ARTICLE IX and

ARTICLE XI only, ESCROW AGENT:

J.P. MORGAN TRUST COMPANY,

NATIONAL ASSOCIATION

By:	/s/ Hank Helley
Hank Helley Vice President